SCHEDULE 14A

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ]      Preliminary Proxy Statement

[   ]      Confidential, for Use of the
            Commission Only (as permitted
            by Rule 14a-6(e)(2))

[X]      Definitive Proxy Statement

[   ]      Definitive Additional Materials

[   ]      Soliciting Material Pursuant to §240.14a-12

OGE ENERGY CORP.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X]     No fee required

[   ]     Fee Computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:
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3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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[   ]     Fee paid previously with preliminary materials.

[   ]     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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OGE Energy Corp.

Proxy Statement
and Notice of Annual Meeting

May 20, 2010

OG+E

OGE Energy Corp.

Contents
Page

Chairman’s Letter	ii	Notice of Annual Meeting of Shareowners
		and Proxy Statement
Notice of Annual Meeting of Shareowners	iii

Proxy Statement	1	Thursday, May 20, 2010, at 10:00 a.m.

General Information About the Annual Meeting and the Proxy Materials	1	National Cowboy and Western Heritage Museum
Introduction	1	1700 Northeast 63rd Street
Internet Availability of Proxy Materials	1	Oklahoma City, Oklahoma
Voting Procedures	1
Revocation of Proxy	2
Record Date; Number of Votes	2
Expenses of Proxy Solicitation	2
Mailing of Internet Availability of Proxy Materials or Proxy Statement	2
and Annual Report
Voting Under Plans	2
Voting of Shares Held in Street Name by Your Broker	2

Corporate Governance	3

Information Concerning the Board of Directors
General	10
Committees	10
Director Compensation	11

Proposal No. 1 – Election of Directors	13

Proposal No. 2 – Amendments to the Restated Certificate of Incorporation	17
and By-laws to Provide for the Annual Election of Directors

Proposal No. 3 - Ratification of the Appointment of Ernst & Young LLP	19
as the Company’s Principal Independent Accountants for 2010

Report of Audit Committee	20

Executive Officers’ Compensation	22
Compensation Discussion and Analysis	22
Summary Compensation Table	31
Grants of Plan-Based Awards Table for 2009	33
Outstanding Equity Awards at 2009 Fiscal Year-End Table	34
2009 Option Exercises and Stock Vested Table	35
2009 Pension Benefits Table	35
2009 Nonqualified Deferred Compensation Table	37
Compensation Committee Report	38
Potential Payments upon Termination or Change of Control	39

Security Ownership	41

Equity Compensation Plan Information	42

Section 16(a) Beneficial Ownership Reporting Compliance	42

Shareowner Proposals	42

Householding Information	43

Map	43

Appendix A	A-1

(i)

OGE Energy Corp.

March 31, 2010

Dear Shareowner:

You are cordially invited to attend the annual meeting of OGE Energy Corp. at 10:00 a.m. on Thursday, May 20, 2010, at the National Cowboy and Western Heritage Museum, 1700 Northeast 63rd Street, Oklahoma City, Oklahoma.

The matters to be voted on at the meeting are listed in the Notice of Annual Meeting of Shareowners on the next page and described in detail in this Proxy Statement on the following pages.

We have elected to take advantage of U.S. Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareowners on the Internet. Consequently, we are mailing to many of our shareowners a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy statement and our 2009 annual report.  We believe that this will provide our shareowners with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

Even though you may own only a few shares, your proxy is important in making up the total number of shares necessary to hold the meeting. Whether or not you plan to attend the meeting, please vote your shares or direct your vote by following the instructions described in your proxy card or in the notice of Internet availability you received in the mail.  Your vote will be greatly appreciated.  Due to recent rule changes by the New York Stock Exchange, brokers will not be able to vote their customers’ shares for the election of directors unless such customers return voting instructions.  Therefore, if your shares are held in street name by your bank or broker, it is important for you to return your voting instructions in order that your shares are voted for the election of directors.

Those shareowners arriving before the meeting will have the opportunity to visit informally with the management of your Company. In addition to the business portion of the meeting, there will be reports on our current operations and outlook.

Your continued interest in the Company is most encouraging and, on behalf of the Board of Directors and employees, I want to express our gratitude for your confidence and support.

Very truly yours,

 Peter B. Delaney
      Chairman of the Board, President
      and Chief Executive Officer

(ii)

Notice of Annual Meeting of Shareowners

The Annual Meeting of Shareowners of OGE Energy Corp. will be held on Thursday, May 20, 2010, at 10:00 a.m. at the National Cowboy and Western Heritage Museum, 1700 Northeast 63rd Street, Oklahoma City, Oklahoma, for the following purposes:

(1) To elect three directors;
(2) To amend the Restated Certificate of Incorporation and By-laws to provide for the annual election of directors;
(3) To ratify the appointment of Ernst & Young LLP as our principal independent accountants for 2010; and
(4) To transact such other business as may properly come before the meeting.
The map on page 43 will assist you in locating the National Cowboy and Western Heritage Museum.

Shareowners who owned stock on March 22, 2010, are entitled to notice of and to vote at this meeting or any adjournment of the meeting. A list of such shareowners will be available, as required by law, at our principal offices at 321 North Harvey, Oklahoma City, Oklahoma 73102.

Patricia D. Horn Vice President - Governance and Environmental, Health & Safety; Corporate Secretary
Dated: March 31, 2010

Even if you plan to attend the meeting in person, please vote your shares or direct your vote by following the instructions described in the notice of Internet availability you received in the mail or in your proxy card. You may vote your shares by Internet, telephone or mail. If you mail the proxy or voting instruction card, no postage is required if mailed in the United States. If your shares are held in the name of a broker, trust, bank or other nominee and you plan to attend the meeting and vote your shares in person, you should bring with you a proxy or letter from the broker, trustee, bank or other nominee confirming your beneficial ownership of the shares. If you do attend the meeting in person and want to withdraw your proxy, you may do so as described in the attached proxy statement and vote in person on all matters properly brought before the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREOWNERS MEETING TO BE HELD ON MAY 20, 2010. The Company’s notice of annual meeting and proxy statement and 2009 annual report to shareowners are available on the Internet at www.proxyvote.com.

(iii)

Proxy Statement

March 31, 2010

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND THE PROXY MATERIALS

Introduction

The Annual Meeting of Shareowners of OGE Energy Corp. (the “Company”) will be held at the National Cowboy and Western Heritage Museum, 1700 Northeast 63rd Street, Oklahoma City, Oklahoma, on May 20, 2010, at 10:00 a.m.  For the convenience of those shareowners who may attend the meeting, a map is printed on page 43 that gives directions to the National Cowboy and Western Heritage Museum. At the meeting, we intend to present the first three items in the accompanying notice of annual meeting (“Meeting Notice”) for action by the owners of the Company’s Common Stock. The Board of Directors does not now know of any other matters to be presented at the meeting, but, if any other matters are properly presented to the meeting for action, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment.

Your Board of Directors is providing you these proxy materials in connection with the solicitation of your proxy for use at the Annual Meeting.  When you vote by Internet, telephone or mail (all as more particularly described below), you appoint Peter B. Delaney, Luke R. Corbett and Robert Kelley as your representatives at the Annual Meeting. Mr. Delaney, Mr. Corbett and Mr. Kelley will vote your shares, as you have instructed them, at the Annual Meeting. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the meeting, it is a good idea to vote your shares in advance of the meeting, just in case your plans change.  If an issue comes up for vote at the meeting that is not on the proxy card, Mr. Delaney, Mr. Corbett and Mr. Kelley will vote your shares, under your proxy, in accordance with their best judgment.

Internet Availability of Proxy Materials

We have elected to take advantage of the “Notice and Access” rules adopted by the U.S. Securities and Exchange Commission (“SEC”) that allow public companies to deliver to their shareowners a “Notice of Internet Availability of Proxy Materials” and to provide Internet access to the proxy materials and annual reports to shareowners.

 Accordingly, on or about March 31, 2010, we will begin mailing to many of our shareowners of record a “Notice of Internet Availability of Proxy Materials,” which we refer to as the “Notice of Internet Availability.”  The Notice of Internet Availability will include instructions on accessing and reviewing our proxy materials and our 2009 annual report to shareowners on the Internet and will provide instructions on submitting a proxy on the Internet.

At the time we begin mailing our Notice of Internet Availability, we will also first make available on the Internet at www.proxyvote.com our Meeting Notice, our proxy statement and our 2009 annual report to shareowners. Any shareowner may also request a printed copy of these materials by any of the following methods:

•	Internet at www.proxyvote.com;
•	e-mail at sendmaterial@proxyvote.com ; or
•	telephone at 1-800-579-1639.

 Pursuant to the SEC’s rules, our 2009 annual report to shareowners, which includes our audited consolidated financial statements, is not considered a part of, and is not incorporated by reference in, our proxy solicitation materials.

Voting Procedures

You may vote by mail, by telephone, by Internet, or in person. Please refer to the summary instructions below and those included on your Notice of Internet Availability or your proxy card or, for shares held in street name, the voting instruction card you received from your broker or nominee.  To vote by mail, simply complete and sign the proxy card and mail it in the prepaid and preaddressed envelope. If you received a Notice of Internet Availability, you may request a proxy card by following the instructions in your Notice.  If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted FOR the three named nominees for director, FOR the amendments to the Restated Certification of Incorporation and By-laws to provide for the annual election of directors and FOR the ratification of Ernst & Young LLP as the Company’s principal independent accountants for 2010.

Shareowners of record also may vote by the Internet or by using the toll-free number listed on your Notice of Internet Availability or the proxy card. Telephone and Internet voting also is available to shareowners who hold their shares in the Automatic Dividend Reinvestment and Stock Purchase Plan (“DRIP/DSPP”) and the OGE Energy Corp. Employees’ Stock Ownership and Retirement

Savings Plan (the “401(k) Plan”). The telephone voting and Internet voting procedures are designed to verify shareowners through use of an identification number that will be provided to you. These procedures allow you to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone or by the Internet, you do not have to mail in your proxy card. Please see your Notice of Internet Availability or your proxy card for specific instructions. Internet and telephone voting is available until 11:59 P.M. Eastern time on the day before the Annual Meeting of Shareowners.

If you wish to vote in person, we will pass out written ballots at the meeting. If you hold your shares in street name (i.e., they are held by your broker in an account for you), you must request a legal proxy from your broker in order to vote at the meeting.

Revocation of Proxy

If you change your mind after voting your proxy, you can revoke your proxy and change your vote at any time before the polls close at the meeting. You can revoke your proxy by either signing and sending another proxy with a later date, by voting by Internet, by telephone or by voting at the meeting. Alternatively, you may provide a written statement to the Company (attention Patricia D. Horn, Vice President - Governance and Environmental Health & Safety; Corporate Secretary) revoking your proxy.

Record Date; Number of Votes

If you owned shares of our Common Stock at the close of business on March 22, 2010, you are entitled to one vote per share upon each matter presented at the meeting.

On March 1, 2010, there were 97,144,616 shares of Common Stock outstanding. The Company does not have any other outstanding class of voting stock. Other than as described below under the heading “Security Ownership,” no person holds of record or, to our knowledge, beneficially owns more than five percent of our Common Stock.

Expenses of Proxy Solicitation

We will pay all costs associated with preparing, assembling, mailing and distributing the proxy cards and proxy statements except that certain expenses for Internet access may be incurred by you if you choose to access the proxy materials and/or vote over the Internet. We also will reimburse brokers, nominees, fiduciaries and other custodians for their expenses in forwarding proxy materials to shareowners. Officers and other employees of the Company may solicit proxies by mail, personal interview, telephone and/or Internet. In addition, we have retained Laurel Hill Advisory Group, LLC to assist in the solicitation of proxies, at a fee of approximately $10,500 plus associated costs and expenses. Our employees will not receive any additional compensation for soliciting proxies.

Mailing of Internet Availability of Proxy Materials or Proxy Statement and Annual Report

A Notice of Internet Availability or this proxy statement, the enclosed proxy and the enclosed Annual Report are being distributed on or about March 31, 2010 to all of our shareowners who owned stock on March 22, 2010.

Voting Under Plans

If you are a participant in our DRIP/DSPP, your proxy will represent the shares held on your behalf under the DRIP/DSPP and such shares will be voted in accordance with the instructions on your proxy. If you do not vote your proxy, your shares in the DRIP/DSPP will not be voted.

If you are a participant in our 401(k) Plan, you will receive a voting directive for shares allocated to your account. The trustee will vote these shares as instructed by you in your voting directive. If you do not return your voting directive, the trustee will vote your allocated shares in the same proportion that all plan shares are voted.

Voting of Shares Held in Street Name by Your Broker

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and your broker or nominee is considered, with respect to those shares, the shareowner of record. As the beneficial owner, you have the right to direct your broker on how to vote your shares. You are also invited to attend the Annual Meeting and vote your shares in person. In order to vote your shares in person, you must provide us with a legal proxy from your broker.

Brokerage firms have authority under New York Stock Exchange (“NYSE”) Rules to vote customers’ shares for which they have not received voting instructions on certain “routine” matters, including the amendments to the Restated Certificate of Incorporation and By-laws to provide for the annual election of directors and ratification of the auditors. As a result of rule changes by the NYSE, this year, the election of directors is not considered a routine matter.  If you do not provide voting instructions, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. We encourage you to provide instructions to your brokerage firm. This ensures your shares will be voted at the meeting. When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting. A brokerage firm, however, cannot vote customers’ shares on non-routine matters such as the election of directors.  Accordingly, these shares (sometimes referred to as broker non-votes) are considered not entitled to vote on non-routine matters, rather than as a vote against the matter.

In order for your shares to be voted on all matters presented at the meeting, including the election of directors, we urge all shareowners whose shares are held in street name by a brokerage firm to provide voting instructions to the brokerage firm.

Corporate Governance

Corporate Governance Guidelines. The Board of Directors of the Company operates pursuant to a set of written Corporate Governance Guidelines that set forth the Company’s corporate governance philosophy and the governance policies and practices that the Company has established to assist in governing the Company and its affiliates. The Guidelines state that the primary mission of the Board of Directors of the Company is to advance the interests of the Company’s shareowners by creating a valuable long-term business.

The Guidelines describe Board membership criteria and the Board selection and member orientation process. The Guidelines require that a majority of the directors must be independent and that members of each committee must be independent and state the Board’s belief that the chief executive officer (“CEO”) should be the only Company executive serving as a director, except as may be part of the succession process described below. Absent approval of the Nominating and Corporate Governance Committee, no director may be nominated to a new term if he or she would be older than 70 at the time of election. The Guidelines also provide that no director may serve on more than three other boards of directors of publicly-held companies without the prior approval of the Nominating and Corporate Governance Committee. Directors whose professional responsibilities change, such as upon retirement or a change in employer, are required to submit a letter of resignation for the Board’s consideration.

The Guidelines provide that the Compensation Committee of the Board (“Compensation Committee”) will evaluate the performance of the CEO on an annual basis and that the Nominating and Corporate Governance Committee will report to the Board at least annually on succession planning, which will include appropriate contingencies in the event the CEO retires or is incapacitated. The Guidelines also provide that the Nominating and Corporate Governance Committee is responsible for overseeing an annual assessment of the performance of the Board and Board committees, as well as for reviewing with the Board the results of these assessments. All of these tasks were completed for 2009.

The Guidelines provide that Board members have full access to officers and employees of the Company and, as necessary and appropriate, the Company’s independent advisors, including legal counsel and independent accountants. The Guidelines further provide that the Board and each committee have the power to hire independent legal, financial or other advisors as they deem necessary. The Guidelines provide that the independent directors, which include all non-management directors, are to meet in executive session, generally coinciding with regularly scheduled Board meetings. In 2009, the independent directors met in executive session six times.

Our Code of Conduct, which is applicable to all of our directors, officers and employees, and our Corporate Governance Guidelines comply with the Sarbanes-Oxley Act of 2002 and the NYSE listing standards. We also have a separate code of ethics that applies to our CEO and our senior financial officers, including, our chief financial officer (“CFO”) and our chief accounting officer, and that complies with the requirements imposed by the Sarbanes-Oxley Act of 2002 and the rules issued thereunder for codes of ethics applicable to such officers. The Board has reviewed and will continue to evaluate its role and responsibilities with respect to the legislative and other governance requirements of the NYSE. All of our corporate governance materials, including our codes of conduct and ethics, our Guidelines for Corporate Governance and the charters for the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee, are available for public viewing on the OGE Energy website at www.oge.com under the heading Investor Relations, Corporate Governance.

Director Independence. The Board of Directors of the Company currently has 11 directors, 10 of whom are independent within the meaning of the NYSE listing standards. Our Chairman, President and CEO is the only director who is not considered independent. For purposes of determining independence, we have adopted the following standards for director independence in compliance with the NYSE listing standards:

●	A director who is or was an employee, or whose immediate family member is or was an executive officer, of the Company or any of our subsidiaries is not independent until three years after the end of such employment relationship;

●
A director who received, or whose immediate family member received, more than $120,000 during any twelve-month period within the past three years in direct compensation from us or any of our subsidiaries, other than director and committee fees and pension or other forms or deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 in any twelve-month period of such compensation;

●
A director who is a current partner or employee, or whose immediate family member is a current partner, of a firm that is the internal or external auditor of the Company or any of our subsidiaries is not independent;

●
A director who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of the internal or external auditor of the Company or any of our subsidiaries and who personally worked on the audit of the Company or any of its subsidiaries within that time is not independent;

●
A director whose immediate family member is a current employee of the internal or external auditor of the Company or any of our subsidiaries and who personally works on the audit of the Company or any of its subsidiaries is not independent;

●
A director who is or was employed, or whose immediate family member is or was employed, as an executive officer of another company where, at the same time, any of our or any of our subsidiaries’ present executives is or was serving on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship;

●
A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or two percent of such other company’s consolidated gross revenues is not independent ; and

●
No director qualifies as independent unless the Board affirmatively determines that the director has no other relationship with us or any of our subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with us or any of our subsidiaries) that in the opinion of the Board of Directors could be considered to affect the directors ability to exercise his or her independent judgment as a director.

For purposes of determining whether the directors met the aforementioned tests and should be deemed independent, the Board concluded that the purchase of electricity from the Company’s subsidiary, Oklahoma Gas and Electric Company (“OG&E”), at rates approved by a state utility commission does not constitute a material relationship. Based on this, the Board determined that each of the following members of the Board met the aforementioned independence standards: James H. Brandi; Wayne H. Brunetti; Luke R. Corbett; John D. Groendyke; Kirk Humphreys; Robert Kelley; Linda Petree Lambert; Leroy C. Richie; Robert O. Lorenz; and J.D. Williams.  Mr. Delaney does not meet the aforementioned independence standards because he is the current Chairman, President and CEO and an employee of the Company.

Standing Committees. All members of the Audit, Compensation and Nominating and Corporate Governance Committees are independent directors who are nominated and approved by the Board.  The roles and responsibilities of these committees are defined in the committee charters adopted by the Board and provide for oversight of, among other things, executive management. Each of these committee charters is available on our website at www.oge.com under the heading Investor Relations, Corporate Governance. The Board of Directors also has established a standing Executive Committee, whose members are all independent.  The duties and responsibilities of these Board committees are reviewed regularly and are outlined below.

Audit Committee Financial Expert. The Board has determined that Mr. Robert Kelley and Mr. Robert O. Lorenz meet the SEC definition of audit committee financial expert.  Each of Mr. Kelley and Mr. Lorenz is an independent director.

Process Related to Executive Officer and Director Compensation. Under the terms of its charter, the Compensation Committee has broad authority to develop and implement the Company’s compensation policies and programs for executive officers and Board members. In particular the Compensation Committee is to:

•	review and approve corporate goals and objectives relevant to the compensation of the CEO and other executive officers;

•	evaluate the performance of the CEO and the other executive officers in light of the corporate goals and objectives and set compensation levels for the executive officers;

•	recommend to the Board the approval, adoption and amendment of all incentive compensation plans in which any executive officer participates and all other equity-based plans;

•	administer the equity-based incentive compensation plans and any other plans adopted by the Board that contemplate administration by the Compensation Committee;

•	approve all grants of stock options and other equity-based awards;

•	review and approve employment, severance or termination arrangements for any executive officers;

•	review and approve all services, including the fees for such services, to be provided to the Compensation Committee by a compensation consultant and its affiliates; and

•	review Board compensation.

The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee or, to the extent permitted by applicable law, to any other body or individual. In particular, the Compensation Committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the Compensation Committee who are (a) “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and (b) “outside directors” for the purpose of Section 162(m) of the Internal Revenue Code (the “Code”).

The process for setting director and executive compensation in 2009 involved numerous steps.  The Compensation Committee, with the assistance of Mercer Human Resources Consulting (“Mercer”), selected two peer groups of companies for purposes of targeting executive compensation as discussed in more detail under “Compensation Discussion and Analysis” on page 22 below.  The next step in the process was an annual performance evaluation of each member of the management team. This process entailed for each member of the management team (other than the CEO) an objective scoring by such individual’s supervisor of various competencies, including the individual’s management skills, business knowledge and achievement of various performance and development objectives set at the beginning of the year. These reviews were used by the CEO and Chief Operating Officer (“COO”) in making compensation recommendations to the Compensation Committee.

The balance of the process for setting director and executive compensation for 2009 involved actions taken by the Compensation Committee. The Compensation Committee met in December 2008 and February 2009 to address 2009 compensation. At the December 2008 meeting, the Compensation Committee reviewed with the CEO and COO the performance evaluations of each member of management (other than the CEO), with the CEO giving his performance evaluation of the COO. The Compensation Committee at its December 2008 meeting also reviewed and discussed with the CEO and COO their recommendations for each member of management (other than the CEO) of 2009 salaries, target annual incentive awards (expressed as a percentage of salary) and target long-term incentive awards (also expressed as a percentage of salary). In addition, the Compensation Committee evaluated the CEO’s performance at its December 2008 meeting and discussed his potential salary, target annual incentive award and target long-term compensation for 2009. Following these discussions, the Compensation Committee set 2009 salaries and, subject to potential adjustment at its meeting in February 2009, target annual incentive awards and target long-term compensation awards for each member of management. The target annual incentive awards and target long-term compensation awards were expressed as percentages of salary. The Company performance goals that needed to be achieved for any payouts of annual incentive awards or long-term incentives were not set at this meeting; but, instead, were left for consideration at the scheduled meeting in February 2009. Senior management in making compensation recommendations for an executive in 2009, and the Compensation Committee in deciding the executive’s compensation, used as a primary guideline the median market pay data provided by Mercer for an executive with similar responsibilities in the appropriate peer group.  At its meeting in December 2008, the Compensation Committee also reviewed and set compensation for the directors, which is described below under “Director Compensation.”

Prior to the Compensation Committee’s meeting in February 2009, the Company’s senior management developed recommendations for the Company performance goals that needed to be met in order for any payouts of 2009 annual incentive awards or 2009 long-term compensation awards to occur.

At the Compensation Committee’s meeting in February 2009, the Compensation Committee reviewed with senior management its recommendations and basis for Company performance goals for payouts of 2009 annual incentive awards and long-term compensation awards. Following this discussion, the Compensation Committee set the 2009 Company performance goals for annual incentive awards and long-term compensation awards that had to be achieved in order for payouts of such awards to occur. The Compensation Committee also approved the form of the long-term compensation awards, which consisted entirely of performance units, as well as the amount of performance units that would be granted.

The Compensation Committee also considered the compensation to be paid to Mr. Trauschke in connection with his hiring and appointment as Vice President and CFO in April 2009.  The Compensation Committee approved in April 2009 the terms of Mr. Trauschke’s employment arrangement, which terms are described on page 29 under “Change-of-Control Provisions and Employment Agreements.”

In 2008, the Compensation Committee engaged Mercer as its executive compensation consultant for 2009. As part of this engagement, Mercer reviewed the Company’s current director and executive officer compensation, confirmed the peer groups to be used for assessment of director and executive officer compensation and assessed the competitiveness of the Company’s director and executive officer compensation.  Mercer also provided perspectives on market trends.   During 2009, Mercer received approximately

$131,000 in fees for director and executive officer compensation advisory services to the Compensation Committee.  Separately, Mercer and its affiliates received approximately $1,276,500 in fees for other services, of which approximately $1,122,000 related to a one-time project for the Company’s qualified defined benefit retirement plan (the “Pension Plan”) that resulted in the changes to the Pension Plan described on page 36, $110,000 for annual routine actuarial services, $21,500 related to support for a regulatory proceeding by OG&E seeking an increase in rates, and $23,000 related to other miscellaneous services, including annual surveys.  The decision to engage Mercer and its affiliates for these other services was made by management.  The Compensation Committee, however, was made aware of the services and, for the reasons described below, the Compensation Committee does not believe that the provision of these services affected the objectiveness of the executive compensation advice it receives from Mercer.

Although the Company retains Mercer and its affiliates for other services, the Compensation Committee is confident that the advice it receives from the individual executive compensation consultant is objective and not influenced by Mercer’s or its affiliates’ relationships with the Company because of the procedures Mercer and the Compensation Committee have in place.  In particular, we have been informed by Mercer that:

•	the executive compensation consultant receives no incentive or other compensation based on the fees charged to the Company for other services provided by Mercer or any of its affiliates;

•	the executive compensation consultant is not responsible for selling other Mercer or affiliate services to the Company; and

•
Mercer’s professional standards prohibit the individual executive compensation consultant from considering any other relationships Mercer or any of its affiliates may have with the Company in rendering his or her advice and recommendations.

In addition:

•	the Compensation Committee has the sole authority to retain and terminate the executive compensation consultant;

•	the executive compensation consultant has direct access to the Compensation Committee without management intervention;

•
the Compensation Committee evaluates the quality and objectivity of the services provided by the executive compensation consultant each year and determines whether to continue to retain the consultant; and

•	the protocols for the engagement (described below) limit how the executive compensation consultant may interact with management.

While it is necessary for the executive compensation consultant to interact with management to gather information, the Compensation Committee has adopted protocols governing if and when such consultant’s advice and recommendations can be shared with management.  These protocols are included in the consultant’s engagement letter. This approach is intended to protect the Compensation Committee’s ability to receive objective advice from the executive compensation consultant so that the Compensation Committee may make independent decisions about executive pay at the Company.

Leadership Structure.  The Company’s Corporate Governance Guidelines discussed above state that the Board has no policy with respect to the separation of the offices of Chairman of the Board and CEO.  The Board believes that this issue is part of the succession planning process and that it is in the best interests of the Company for the Board, with the assistance of the Nominating and Corporate Governance Committee, to make a determination whenever it elects a new CEO.

Peter B. Delaney currently serves as Chairman of the Board and CEO.  At the time of his election, the Board believed that it was in the best interests of the Company to have a single person serve as Chairman and CEO to provide unified leadership and direction. The Board still believes this is in the Company’s best interest, however, the Board may separate these positions in the future should circumstances change.

In an effort to strengthen independent oversight of management and to provide for more open communication, the Board has appointed Luke R. Corbett to serve in the role of lead director.  Mr. Corbett, as an independent lead director, chairs executive sessions of the Board conducted without management. These sessions will be held at least twice annually and were held six times in 2009.  Management also periodically meets with the lead director to discuss Board and committee agenda items.

Risk Oversight.  The Board of Directors appoints the Chief Risk Officer (“CRO”) of the Company.  The CRO serves as the chairman of the Risk Oversight Committee of the Company, which is composed primarily of corporate officers.  The Risk Oversight Committee is responsible for the overall development, implementation and enforcement of strategies and policies for all risk management activities of the Company.  The Risk Oversight Committee’s responsibilities include review of:

•	the existing risk exposure and performance of the Company’s business units;

•	existing credit and market risk measurement methodologies;

•	counterparty credit limit structures;

•	fuel procurement activities;

•	policy change requests; and

•	violations of risk policies.

On a quarterly basis, the Risk Oversight Committee, through the CRO, reports to the Audit Committee of the Board of Directors of the Company (“Audit Committee”) on the Company’s risk profile affecting anticipated financial results, including any significant risk issues. This report is followed by an executive session with the CRO at which only members of the Audit Committee are present.  At each quarterly Audit Committee meeting, the Audit Committee also receives a report on compliance with the Company’s Code of Ethics, any material pending or threatened litigation, significant regulatory issues or proceedings, and the status of any governmental audits or inquiries.

Communications with the Board of Directors. Shareowners and other interested parties who wish to communicate with members of the Board, including the lead director or the non-management directors individually or as a group, may send correspondence to them in care of the Corporate Secretary at the Company’s principal offices, 321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma 73101-0321. We currently do not intend to have the Corporate Secretary screen this correspondence to the extent it pertains to business matters and are not solicitations, but we may change this policy if directed by the Board due to the nature and volume of the correspondence.

Board Attendance at Annual Meeting. The Company encourages each of its Board members to attend the Annual Meeting and the directors are expected to attend whenever reasonably possible. All of the Board members then serving attended the Annual Meeting in 2009.

Related Party Transaction Policy; Prohibition on Loans.  The Company’s Code of Ethics provides that all employees, including executive officers, have a duty to avoid financial, business or other relationships that might cause a conflict of interest with the performance of their duties and that employees should conduct themselves in a manner that avoids even the appearance of conflict between personal interests and those of the Company.  If a conflict is found to exist, the matter will be discussed with the employee and the following options will be considered: (1) the employee will be asked to end the activity that caused the conflict; (2) realignment of job responsibilities or assignment or (3) if (1) and (2) are not possible, employment will be terminated.  Only the Board or a committee of the Board can waive this provision for executive officers, and any waiver will be promptly disclosed to the public. The Company’s Corporate Governance Guidelines provide that, except for employment arrangements with the CEO and President, the Company will not engage in transactions with directors or their affiliates if such transactions would cast into doubt the independence of a director, present a conflict of interest, or are otherwise prohibited by law, rule or regulation. Any waiver of this policy may be made only by the Board or a Board committee and must be promptly disclosed to the Company’s shareowners. The Company’s Stock Incentive Plan prohibits all loans to executive officers.

Auditors; Audit Partner Rotation. As described on page 19, the Company is requesting that the shareowners ratify the selection of Ernst & Young LLP as the Company’s principal independent accountants for 2010. The Audit Committee charter provides that the audit partners will be rotated as required by the Sarbanes-Oxley Act of 2002.

Stock Ownership Guidelines. During 2004, the Company established stock ownership guidelines for its directors and officers. These guidelines were reviewed and revised by the Compensation Committee in 2008. The terms of these guidelines are explained on page 30 in Compensation Discussion and Analysis.

Director Qualifications and Nomination Process. It is expected that the Nominating and Corporate Governance Committee will consider nominees recommended by shareowners in accordance with our By-laws. Our By-laws provide that, if you intend to nominate director candidates for election at an Annual Meeting of Shareowners, you must deliver written notice to the Corporate Secretary no later than 90 days in advance of the meeting. The notice must set forth certain information concerning you and the nominee(s), including each nominee’s name and address, a representation that you are entitled to vote at such meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in your notice, a description of all arrangements or understandings between you and each nominee and any other person pursuant to which the nomination or nominations are to be made by you, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominee(s) and the consent of each nominee to serve as a director if so elected. The chairman of the Annual Meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

In considering individuals for nomination as directors, the Nominating and Corporate Governance Committee typically solicits recommendations from its current directors and is authorized to engage third party advisors, including search firms, to assist in the identification and evaluation of candidates. Mr. Brandi, who was elected to the Board in February 2010, was recommended to the Nominating and Corporate Governance Committee as a potential candidate by Mr. Delaney.

The Nominating and Corporate Governance Committee has not established specific minimum qualities for director nominees or set forth specific qualities or skills that the Nominating and Corporate Governance Committee believes are necessary for one or more directors to possess. Instead, in evaluating potential candidates and incumbent directors for reelection, the Nominating and Corporate Governance Committee considers numerous factors, including judgment, skill, independence, integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, experience as an officer or director of another publicly-held corporation, understanding of management trends in general or in industries relevant to the Company, expertise in financial accounting and corporate finance, ability to bring diversity to the group, community or civic service, appropriateness of having a member of management, in addition to the CEO, on the Board as part of the succession planning process, knowledge or expertise not currently on the Board, shareowner perception, the extent to which the candidate would be a desirable addition to the Board and any committees of the Board, and, in the case of an incumbent director, the individual’s level of performance as a director of the Company.  No particular weight is given to one factor over another on a general basis, but rather the factors are weighted in relationship to the perceived needs of the Board at the time of selecting nominees.  The factors that led the Nominating and Corporate Governance Committee to recommend Mr. Brandi for election to the Board in February 2010 are set forth below.  The Nominating and Corporate Governance Committee will evaluate candidates recommended by shareowners on the same basis as they evaluate other candidates.

The Nominating and Corporate Governance Committee has no specific policy on diversity other than, as described above, that it is one factor the committee considers when evaluating potential board candidates and incumbent directors for reelection. For purposes of diversity considerations, the Nominating and Corporate Governance Committee includes differences of viewpoint, professional experience, education and other individual qualities as well as race and gender.  The needs of the Board and the factors that the Nominating and Corporate Governance Committee considers in evaluating candidates is reassessed on an annual basis, when the committee’s charter is reviewed.

The following is a discussion for each director of the specific experience, qualifications, attributes or skills that led the Nominating and Corporate Governance Committee to recommend to the Board, and for the Board to conclude at its meeting in February 2010, that the individual should be serving as a director of the Company.

James H. Brandi.  Mr. Brandi was elected as a director by the Board at its meeting on February 17, 2010.  This action was preceded by a review by the Nominating and Corporate Governance Committee of his qualifications and interviews of Mr. Brandi by the Committee and other members of the Board.  The Nominating and Corporate Governance Committee and the Board concluded that Mr. Brandi should serve as a director of the Company based, in large part, on his demonstrated business skills.  Specifically, the Board and the Nominating and Corporate Governance Committee viewed favorably his perceived integrity, his qualifying as an independent director under the NYSE listing standards, his prior experience as a Managing Director of UBS Securities, LLC and of Dillon, Read & Co. Inc., his academic achievements at Harvard Business School and at Yale University, his prior experience as a director of a publicly-held utility business, his current experience as a director of a public-held company, his financial accounting and corporate finance acumen, his ability to bring additional views on numerous issues facing the utility and pipeline industries, and a perceived positive perception of his addition to the Board by the Company’s shareowners.

Wayne H. Brunetti.  The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Mr. Brunetti should continue serving as a director of the Company based, in large part, on his demonstrated business and leadership skills and his level of performance as a director.  Specifically, the Board and the Nominating and Corporate Governance Committee viewed favorably Mr. Brunetti’s integrity, his intelligence, his qualifying as an independent director under the NYSE listing standards, his prior experience as chairman, president and chief executive officer of one of the larger utility holding company systems in the United States, his more than 30 years of experience in the utility industry, his prior experience as a director of another publicly-held company, his ability to interact well with other directors, his involvement in civic and community matters, his understanding of management trends generally and in the utility industry, and his financial accounting and corporate finance acumen.  Also, as a result of his extensive career in leadership positions in the utility industry and his service on the Board, the Board and the Nominating and Corporate Governance Committee believe that Mr. Brunetti will continue to provide knowledgeable advice to the Company’s other directors and to senior management on numerous issues facing the Company and on the development and execution of the Company’s strategy.

Luke R. Corbett.  The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Mr. Corbett should continue serving as a director of the Company based, in large part, on his demonstrated business and leadership skills and his level of performance for many years as a director of the Company.  Specifically, the Nominating and Corporate Governance Committee and the Board viewed favorably Mr. Corbett’s integrity, his intelligence, his qualifying as an independent director under the NYSE listing standards, his prior experience as chairman and chief executive officer of a large multi-national, publicly-held energy company, his current experience as a director of two publicly-held corporations, his ability to interact well with other directors, his active involvement for many years in civic and charitable matters affecting many of the communities served by the Company, his understanding of management trends generally and in industries relevant to the Company, his prior performance as chair of the Board’s Compensation Committee, his current performance as Lead Director of the Board, and his financial accounting and corporate finance acumen.  Also, as a result of his business career and many years as a director of the Company, the Board and the Nominating and Corporate Governance Committee believe that Mr. Corbett will continue to provide knowledgeable advice to the Company’s other directors and to senior management on numerous issues facing the Company and on the development and execution of the Company’s strategy.

Peter B. Delaney.  The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Mr. Delaney should continue serving on the Board based, in large part, on his demonstrated business, management and leadership skills, on the Board’s policy to have the CEO serve as a member of the Board and on his level of performance as CEO and as Chairman of the Board.  Specifically, the Nominating and Corporate Governance Committee and the Board viewed favorably Mr. Delaney’s integrity, his intelligence, his level of performance since his employment by the Company in April 2002, his thorough knowledge of the Company’s businesses, his prior experience in the energy and financial industries, his involvement with the Edison Electric Institute, his demonstrated understanding of management trends in general and in the Company’s businesses, his expertise in financial accounting and corporate finance, his commitment to supporting the communities served by the Company, and his active involvement in civic and charitable matters in many of the communities served by the Company.

John D. Groendyke.  The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Mr. Groendyke should continue serving as a director of the Company based, in large part, on his demonstrated business and leadership skills and his level of performance as a director of the Company for many years.  Specifically, the Board and the Nominating and Corporate Governance Committee viewed favorably Mr. Groendyke’s integrity, his intelligence, his qualifying as an independent director under the NYSE listing standards, his experience as chairman and chief executive officer of a large trucking business, which, like the utility industry, is highly regulated, his ability to interact well with other directors, his active support of numerous civic and charitable matters affecting many of the communities served by the Company, his understanding of environmental and wildlife issues, his understanding of management trends generally, and his financial accounting and corporate finance acumen.  Also, as a result of his business experience and many years as a director of the Company, the Board and Nominating and Corporate Governance Committee believe that Mr. Groendyke will continue to provide knowledgeable advice to the Company’s other directors and to senior management on numerous issued facing the Company and on the development and execution  of the Company’s strategy.

Kirk Humphreys. The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Mr. Humphreys should continue serving as a director of the Company based, in large part, on his business and leadership skills and his level of performance as a director of the Company. Specifically, the Board and the Nominating and Corporate Governance Committee viewed favorably Mr. Humphreys’ integrity, his intelligence, his qualifying as a director under the NYSE listing standards, his prior service as Mayor of Oklahoma City for six years, his continued active involvement in civic and charitable matters, his knowledge of business and economic issues facing Oklahoma, his ability to interact well with other directors, his understanding of management trends generally, and his financial accounting and corporate finance acumen. Also, as a result of his business career and his prior service as a director of the Company, the Board and Nominating and Corporate Governance Committee believe that Mr. Humphreys will continue to provide knowledgeable advice to the Company’s other directors and to senior management on issues facing the Company and on the development and execution of the Company’s strategy.

Robert Kelley.  The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Mr. Kelley should continue serving as a director of the Company based, in large part, on his demonstrated business and leadership skills and his level of performance for many years as a director of the Company, and as Chair of the Audit Committee.  Specifically, that Board and the Nominating and Corporate Governance Committee viewed favorably Mr. Kelley’s integrity, his intelligence, his qualifying as an independent director under the NYSE listing standards, his prior experience as chairman, president and chief executive officer of a large, multi-national, publicly-held energy company, his current and prior experience as a director of other publicly-held companies along with having served as the chair of the audit committee of other publicly-held companies, his ability to interact well with other directors, his involvement in civic and charitable matters, his understanding of management trends generally and in industries relevant to the Company, his current performance as Chair of the Audit Committee, his qualification as “financial expert,” and his understanding of corporate finance matters.  Also, as a result of his business career and many years as a director of the Company, the Board and the Nominating and Corporate Governance Committee believe that Mr. Kelley will continue to provide knowledgeable advice, particularly on financial and accounting matters, to the Company’s other directors and to senior management on numerous issues facing the Company and on the development and execution of the Company’s strategy.

Linda Petree Lambert.  The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Ms. Lambert should continue serving as a director of the Company based, in large part, on her business and leadership skills and her level of performance as a director of the Company for many years.  Specifically, the Board and the Nominating and Corporate Governance Committee viewed favorably Ms. Lambert’s integrity, her intelligence, her qualifying as a director under the NYSE listing standards, her current and prior experience as a director of public, private and charitable entities, her involvement in civic and charitable matters, her understanding of management trends generally and in industries relevant to the Company, and her financial accounting and corporate finance acumen.  Also, as a result of her business career and her prior service as a director of the Company, the Board and Nominating and Corporate Governance Committee believe that Ms. Lambert will continue to provide knowledgeable advice to the Company’s other directors and to senior management on issues facing the Company and on the development and execution of the Company’s strategy.

Robert O. Lorenz. The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Mr. Lorenz should continue serving as a director of the Company based, in large part, on his business and leadership skills and his level of performance as a director of the Company for many years. Specifically, the Board and the Nominating and Corporate Governance Committee viewed favorably Mr. Lorenz’s integrity, his intelligence, his qualifying as a director under the NYSE listing standards, his current and prior experience as a director of other publicly-held companies, including his service as a chair of an audit committee and as a lead director, his ability to interact well with other directors, his involvement in civic and charitable matters, his understanding of management trends generally and in industries relevant to the Company, his current performance as Chair of the Board’s Nominating and Corporate Governance Committee, his qualifications as a “financial expert” and his corporate finance acumen. Also, as a result of his business career and many years as a director of the Company, the Board and Nominating and Corporate Governance Committee believe that Mr. Lorenz will continue to provide knowledgeable advice to the Company’s other directors and to senior management on issues facing the Company and on the development and execution of the Company’s strategy.

Leroy C. Richie.  The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Mr. Richie should continue serving as a director of the Company based in large part on his business and leadership skills and his level of performance as a director of the Company.  Specifically, the Board and the Nominating and Corporate Governance Committee viewed favorably Mr. Richie’s integrity, his intelligence, his qualifying as a director under the NYSE listing standards, his current and prior experience as a director of numerous publicly-held companies, including his service as chair of the audit committee of a publicly-held company, his legal expertise from his career as a lawyer and from his experience as a general counsel of Chrysler Corporation, his knowledge of corporate governance matters, his ability to interact well with other directors, his involvement in civic and charitable matters, his understanding of management trends generally, and his financial accounting and corporate finance acumen.  Also, as a result of his business career and his prior service as a director of the Company, the Board and Nominating and Corporate Governance Committee believe that Mr. Richie will continue to provide knowledgeable advice to the Company’s other directors and to senior management on issues facing the Company and on the development and execution of the Company’s strategy.

For additional information concerning the directors, please see “Proposal No. 1 – Election of Directors” below.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

General. Each member of our Board of Directors was also a director of OG&E during 2009, except for Mr. Brandi, who joined the Board of Directors of the Company and the Board of Directors of OG&E in February 2010. The Board of Directors of the Company and OG&E met on six occasions during 2009 and had two Executive Committee meetings during 2009. Each director attended at least 80% of the total number of meetings of the Boards of Directors and the committees of the Boards on which he or she served.

Committees. The standing committees of the Company’s Board of Directors include a Compensation Committee, an Audit Committee, a Nominating and Corporate Governance Committee and an Executive Committee.

The members of these committees, the general functions of the committees and number of committee meetings in 2009, are set forth below.

Name of Committee and Members	General Functions of the Committee	Number of Meetings in 2009

Compensation Committee: Wayne H. Brunetti Luke R. Corbett John D. Groendyke Kirk Humphreys Leroy C. Richie* J.D. Williams**	Oversees • compensation of directors and principal officers • executive compensation policy • benefit programs	5

Audit Committee: Wayne H. Brunetti Kirk Humphreys Robert Kelley* Linda Petree Lambert Robert O. Lorenz	Oversees financial reporting process • evaluate performance of independent auditors • select independent auditors • discuss with internal and independent auditors scope and plans for audits, adequacy and effectiveness of internal controls for financial reporting purposes, and results of their examination • review interim financial statements and annual financial statements to be included in Form 10-K and Form 10-Q • oversees risk assessment and risk policies	4

Name of Committee and Members	General Functions of the Committee	Number of Meetings in 2009

Nominating and Corporate Governance Committee: John D. Groendyke Linda Petree Lambert Robert O. Lorenz* Leroy C. Richie J.D. Williams	Reviews and recommends • nominees for election as directors • membership of director committees • succession plans • various corporate governance issues Reviews environmental initiatives and compliance strategies	5
Executive Committee: Luke R. Corbett Robert Kelley Robert O. Lorenz Leroy C. Richie J.D. Williams***	Performs duties of the Board during intervals between Board meetings	2

* Chairperson
** Served on the Compensation Committee until 12-1-09.
*** Served on the Executive Committee until 7-1-09.

Director Compensation. Compensation of non-officer directors of the Company during 2009 included an annual retainer fee of $100,000, of which $35,000 was payable in cash in monthly installments and $65,000 was deposited in the director’s account under the Company’s Deferred Compensation Plan in December 2009 and converted to 1,817.6734 common stock units based on the closing price of the Company’s Common Stock on December 4, 2009. All non-officer directors received $1,200 for each Board meeting and $1,200 for each committee meeting attended. The lead director and the chairman of the Audit Committee received an additional $10,000 cash retainer. The chairmen of the Compensation and Nominating and Corporate Governance Committees received an additional $5,000 annual cash retainer in 2009. Each chairman of a board committee also received a meeting fee of $1,200 for each meeting (either in person or by phone) with management to address committee matters. Each member of the Audit Committee also received an additional annual retainer of $5,000. These amounts represent the total fees paid to directors in their capacities as directors of the Company and OG&E during 2009.

Under the Company’s Deferred Compensation Plan, non-officer directors may defer payment of all or part of their attendance fees and the cash portion of their annual retainer fee, which deferred amounts are credited to their account as of the first day of the month in which the deferred amounts otherwise would have been paid. Amounts credited to the accounts are assumed to be invested in one or more of the investment options permitted under the Company’s Deferred Compensation Plan. During 2009, those investment options included a Company Common Stock fund, whose value was determined based on the stock price of the Company’s Common Stock, and various money market, bond and equity funds. When an individual ceases to be a director of the Company, all amounts credited under the Company’s Deferred Compensation Plan are paid in cash in a lump sum or installments as provided in the Deferred Compensation Plan. As described under “Executive Officers’ Compensation - 2009 Nonqualified Deferred Compensation Table,” in certain circumstances, participants may also be entitled to in-service withdrawals from the Deferred Compensation Plan.

In December 2009, the Compensation Committee met to consider director compensation.  At that meeting, the Compensation Committee increased the cash portion of the annual retainer to $37,500 from $35,000 and increased the meeting fee from $1,200 to $1,500.

Historically, for those directors who retired from the Board of Directors after 10 years or more of service, the Company and OG&E continued to pay their annual cash retainer until their death. In November 1997, the Board eliminated this retirement policy for directors. Directors who retired prior to November 1997, however, will continue to receive benefits under the former policy.

Director Compensation for 2009

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Wayne H. Brunetti	$58,004	$65,000	0	0	0	0	$123,004
Luke R. Corbett	$63,004	$65,000	0	0	0	0	$128,004
John D. Groendyke	$54,204	$65,000	0	0	0	0	$119,204
Kirk Humphreys	$58,004	$65,000	0	0	0	0	$123,004
Robert Kelley	$75,2 0 4	$65,000	0	0	0	0	$140,2 0 4
Linda Petree Lambert	$54,404	$65,000	0	0	0	0	$119,404
Robert O. Lorenz	$63,004	$65,000	0	0	0	0	$128,004
Leroy C. Richie	$61,604	$65,000	0	0	0	0	$126,604
J.D. Williams	$54,204	$65,000	0	0	0	0	$119,204

(1)
Amounts in this column represent the dollar value of the annual retainer that was deposited in the director’s account under the Directors’ Deferred Compensation Plan. At December 31, 2009, the number of common stock units in the Company Common Stock Fund for each of the directors was as follows: Mr. Brunetti, 4,302.4145 common stock units; Mr. Corbett, 55,402.0371 common stock units; Mr. Groendyke, 19,956.7398 common stock units; Mr. Humphreys, 10,328.906 common stock units; Mr. Kelley, 48,989.4827 common stock units; Ms. Lambert, 11,797.4596 common stock units; Mr. Lorenz, 20,822.3539 common stock units; Mr. Richie, 6,028.8688 common stock units; and Mr. Williams, 18,046.0176 common stock units.

PROPOSAL NO. 1 -
ELECTION OF DIRECTORS

 The Board of Directors of the Company is classified into three groups that are to be as equal in number as possible. One class of directors is elected at each year’s Annual Meeting for a three-year term and to continue in office until their successors are elected and qualified. The Board presently consists of 11 members; however, Mr. J.D. Williams will retire from the Board effective at the Annual Meeting. The following three persons are the nominees of the Board to be elected for a three-year term at the Annual Meeting to be held on May 20, 2010: Mr. James H. Brandi, Mr. Luke R. Corbett and Mr. Peter B. Delaney.  Each of these individuals nominated for election at the Annual Meeting is currently a director of the Company.  Mr. Brandi was appointed as a new director of the Company and of OG&E on February 17, 2010.  Each of the other directors also was a director of the Company and OG&E during 2009.

As discussed above, Mr. J.D. Williams will retire from the Board effective at the Annual Meeting. Mr. Williams has served as a director of OGE Energy and OG&E since 2001. The Board of Directors expresses its sincere appreciation and thanks to Mr. Williams for his many years of contribution and dedicated service.

Proxies solicited by the Board will be voted in favor of the election as directors of the previously listed three nominees unless a different vote is specified. The Board of Directors does not know of any nominee who will be unable to serve, but if any of them should be unable to serve, the proxy holder may vote for a substitute nominee. No nominee or director owns more than  one percent  of any class of voting securities of the Company.

For the nominees described herein to be elected as directors, they must receive the affirmative vote of the holders of a majority of the votes of shares of Common Stock present in person or by proxy and entitled to vote. Withholding authority or abstaining is treated as a vote against. Broker non-votes will be treated as shares not entitled to be voted.

INFORMATION ABOUT DIRECTORS AND NOMINEES

The following contains certain information as of March 1, 2010, concerning the three nominees for director, as well as the directors whose terms of office extend beyond the Annual Meeting on May 20, 2010.

Nominees for Election for Term Expiring at 2013 Annual Meeting of Shareowners

JAMES H. BRANDI, 61, is a partner of Hill Street Capital, LLC, a financial advisory and private investment firm. He has served in such capacity since 2005. From 2001 to 2005, Mr. Brandi was a Managing Director at UBS Securities, LLC, where he was the Deputy Global Head of the Energy and Power Group. Prior to 2000, Mr. Brandi was a Managing Director at Dillon, Read & Co. Inc. and later its successor firm, UBS Warburg, concentrating on transactions in the energy and consumer goods areas. Mr. Brandi currently serves as a director of Approach Resources Inc. Mr. Brandi is a trustee of The Kenyon Review and a former trustee of Kenyon College. Mr. Brandi served as a director of Energy East Corporation from 2006 to 2008. Mr. Brandi has been a director of the Company and of OG&E since February 2010, and was appointed as  a member of the Compensation Committee and the Nominating and Corporate Governance Committee of the Board in February 2010 .

b

LUKE R. CORBETT, 63, is the former Chairman and Chief Executive Officer of Kerr-McGee Corporation, which engaged in oil and gas exploration and production and chemical operations. He had been employed by Kerr-McGee Corporation for more than 17 years prior to his retirement from Kerr-McGee Corporation on September 1, 2006, having served as Chairman and Chief Executive Officer since 1997; President and Chief Operating Officer from 1995 to 1997; and Group Vice President from 1992 to 1995. Mr. Corbett also serves as a member of the Board of Directors of Noble Corporation and Anadarko Petroleum Corporation, which acquired Kerr-McGee Corporation on September 1, 2006. Mr. Corbett has been a director of the Company and OG&E since December 1996. He serves as Lead Director of the Board and is a member of the Compensation Committee and the Executive Committee of the Board.

PETER B. DELANEY, 56, is Chairman, President and Chief Executive Officer of the Company and OG&E. From January 2007 until September 2007, Mr. Delaney was President and Chief Operating Officer of the Company and OG&E. From 2004 to January 2007 he was Executive Vice President and Chief Operating Officer of the Company and OG&E. From 2002 to 2004, Mr. Delaney was Executive Vice President, Finance and Strategic Planning for the Company and has served since 2002 as the Chief Executive Officer of the Company’s Enogex LLC subsidiary. Mr. Delaney has been a director of the Company and OG&E since January 2007.

Directors Whose Terms Expire at 2012 Annual Meeting of Shareowners

WAYNE H. BRUNETTI, 67, is a retired Chairman of the Board and Chief Executive Officer of Xcel Energy Inc., which provides electricity and natural gas services in eight Western and Midwestern states.  Mr. Brunetti served as Xcel Energy’s chairman and chief executive officer from 2001 to 2005.  Mr. Brunetti also served as chairman, president and chief executive officer of Xcel Energy’s various predecessor companies, including New Century Energies, Public Service Company of Colorado and Southwestern Public Service Company.  Mr. Brunetti was the acting Chief Executive Officer of NRG Energy, Inc., a former subsidiary of Xcel Energy Inc., from June 6, 2002 until May 14, 2003 and a director of NRG from June 2000 until May 14, 2003. In May 2003, NRG and certain of NRG’s affiliates filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code to restructure their debt. NRG emerged from bankruptcy on December 5, 2003.  Mr. Brunetti began his career at Florida Power & Light in 1964.  Mr. Brunetti also served on the Board of Synenco Energy, a Canadian oil sands company, from June 2006 to August 2008.  Mr. Brunetti has been a director of the Company and of OG&E since August 2008, and is a member of the Audit Committee and the Compensation Committee of the Board.

JOHN D. GROENDYKE, 65, is Chairman of the Board and Chief Executive Officer of Groendyke Transport, Inc., a bulk truck transportation company in Enid, Oklahoma. Mr. Groendyke has worked at Groendyke Transport, Inc. since 1965.  Mr. Groendyke has been a director of the Company and of OG&E since January 2003, and is a member of the Compensation Committee and the Nominating and Corporate Governance Committee of the Board.

ROBERT KELLEY, 64, is President of Kellco Investments Inc., a private investment company. Prior to May 1, 2001, he served as Chairman of the Board of Noble Affiliates, Inc., an independent energy company with exploration and production operations in the United States and international operations in China, Ecuador, Equatorial Guinea and the U.K. sector of the North Sea. Prior to October 2, 2000 he also served as President and Chief Executive Officer of Noble Affiliates, Inc. and of its three subsidiaries: Samedan Oil Corporation, Noble Gas Marketing, Inc. and Noble Trading, Inc. Mr. Kelley also serves as a member of the Board of Directors and audit committees of Cabot Oil and Gas Corporation and Smith International, Inc.  Mr. Kelley also served as a director of Lone Star Technologies, Inc. from 2001 until 2008.  Mr. Kelley is a certified public accountant and his prior experiences include working for a public accounting firm and teaching accounting at two universities. Mr. Kelley has been a director of the Company and OG&E since December 1996, and is chairman of the Audit Committee and a member of the Executive Committee of the Board.

ROBERT O. LORENZ, 63, is a retired partner of the Arthur Andersen accounting firm. Mr. Lorenz joined Arthur Andersen in 1969, became a partner in 1982, was named managing partner of the Oklahoma City office in 1994 and was named managing partner of the Oklahoma practice in 2000, the position he held until November 2002, when he retired. Mr. Lorenz serves on the Board of Directors, audit committee and as lead independent director of Panhandle Oil and Gas, Inc.  Mr. Lorenz also is a member of the Advisory Board of the United Way of Central Oklahoma. Mr. Lorenz served on the Board of Directors of Kerr-McGee Corporation until September 1, 2006 when Kerr-McGee was acquired by Anadarko Petroleum Corporation. Mr. Lorenz also served on the Board of Infinity Energy Resources, Inc. from 2004 until March 2009.  Mr. Lorenz has been a director of the Company and OG&E since July 2005, and is chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee and of the Executive Committee of the Board.

Directors Whose Terms Expire at 2011 Annual Meeting of Shareowners

KIRK HUMPHREYS, 59, is the Chairman and Manager of The Humphreys Company, LLC and Board member and Manager of Carlton Landing, LLC. He has been active in the development and acquisition of commercial real estate in Oklahoma and surrounding states. He was elected Mayor of Oklahoma City in 1998 and re-elected in 2002. Mr. Humphreys serves as vice chairman of the Greater Oklahoma City Chamber of Commerce and the chairman of the Oklahoma District Council of the Urban Land Institute.  He is a trustee of the Oklahoma City Airport Trust and the Oklahoma Industries Authority. He serves on the boards of the Oklahoma State Fair and Native American Cultural and Educational Authority.  Mr. Humphreys has been a director of the Company and of OG&E since November 2007, and is a member of the Audit Committee and the Compensation Committee of the Board.

LINDA PETREE LAMBERT, 70, is President of LASSO Corporation, a diversified oil and gas investment company, and President of Enertree, L.L.C., also an oil and gas investment company. Ms. Lambert serves as Chairman of the Board of Mercy Health Center, serves on the Board of Oklahoma Water Resources, serves on the Boards of the International Longevity Center and the United Way of Central Oklahoma and is a member of the Board of Directors of InvesTrust, a privately held trust company. Ms. Lambert has been a director of the Company and of OG&E since November 2004, and is a member of the Audit Committee and the Nominating and Corporate Governance Committee of the Board.

LEROY C. RICHIE, 68, serves as counsel to the Detroit-based law firm of Lewis & Munday, P.C., one of the oldest and largest law firms in the nation founded by minorities. From 1998 to 2004, Mr. Richie was chairman and CEO of Q Standards World Wide Inc. and Capitol Coating Technologies Inc., and President of Intrepid World Communications. Mr. Richie also has served as Vice President and General Counsel for Automotive Legal Affairs of Chrysler Corporation and as director of the New York office of the Federal Trade Commission. Mr. Richie served on the Board of Directors of Kerr-McGee Corporation from 1998 to 2006, the last three years as chairman of the audit committee. He currently serves as a director of Digital Ally Inc., Infinity Energy Resources Inc., Vibration Control Technologies, LLC, Great Lakes Assemblies, LLC, Gulf Shore Assemblies, LLC and RiverSource Investment Funds. Mr. Richie served on the boards of the Seligman Mutual Fund Family from 2000 until 2008, when they merged with and into RiverSource.  Mr. Richie has been a director of the Company and of OG&E since November 2007, and is chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee and of the Executive Committee of the Board.

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting will be required for the election of the three nominees as director. Withholding authority or abstaining is treated as a vote against. Broker non-votes will be treated as shares not entitled to be voted.

The Board of Directors recommends a vote “FOR” the election of the three nominees as director. Proxies solicited by the Board of Directors will be voted “FOR” the election of the three nominees as director, unless a different vote is specified.

PROPOSAL NO. 2 – AMENDMENTS TO THE RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS

The Proposal

The Board of Directors recommends that the Company’s shareowners approve amendments to Article VII of the Company’s Restated Certificate of Incorporation (the “Certificate”) and Article 5 of its By-laws to declassify the board and provide for the annual election of all directors.

The Company’s current Certificate and By-laws require that the Board of Directors be divided into three classes, as nearly equal in size as possible, with one class standing for election each year. At present, the Company’s 11 member Board of Directors is divided into three classes, each class having a three-year term of office, with one class being elected each year, including the election this year of directors with a term to expire in 2013. This structure is commonly known as a “classified” board.

In order to declassify the Board, the Company’s Certificate and its By-laws must both be amended.   The amendments to both the Certificate and the By-laws require the approval of both the Board and the Company’s shareowners.

Declassification of Board of Directors

A nonbinding shareowner proposal to declassify the Board of Directors in a manner that did not affect the unexpired term of a director was included in the Company’s 2008 Proxy Statement and in the Company’s 2009 Proxy Statement, and approximately 59.1% and 59.3% of shares voted at the 2008 Annual Meeting and 2009 Annual Meeting, respectively, were voted in favor of the proposal.

The Nominating and Corporate Governance Committee of the Board, which is composed entirely of independent directors, regularly reviews and evaluates a broad range of corporate governance issues relevant to the Company, including the classified structure of the Company’s Board. In the course of its review of the classified Board structure in 2008 and 2009, the Nominating and Corporate Governance Committee and the Board carefully considered the advantages and disadvantages of the structure. The Nominating and Corporate Governance Committee and the Board believe that the classified Board structure has enhanced the Board’s stability and its commitment to a long-term perspective, and that it has benefited the Company by enabling the Board to consistently have a majority of directors who have experience with the challenges and opportunities facing the businesses of the Company.  The Nominating and Corporate Governance Committee and the Board also believe that the classified board structure is a useful tool in the event of a coercive takeover attempt.  At the same time, the Nominating and Corporate Governance Committee and the Board value the opinion of the Company’s shareowners.

In light of the shareowner majority vote at the 2008 and 2009 annual meetings, the Company’s Board, on the recommendation of the Nominating and Corporate Governance Committee, has approved the amendments and has determined to recommend to the Company’s shareowners that they vote in favor of amending the Company’s Certificate and By-laws to provide for the annual election of directors.

The Amendments

If the proposed amendments to the Company’s Certificate and its By-laws are approved, beginning with the 2013 Annual Meeting of Shareowners, and at each annual meeting thereafter, all directors would be elected annually.  However, until that time, current directors, including directors elected to three-year terms at this year’s Annual Meeting, would continue to serve the remainder of their elected terms.  At the 2011 Annual Meeting, directors previously elected to three-year terms at the 2008 Annual Meeting would be elected to one-year terms expiring at the 2012 Annual Meeting.  At the 2012 Annual Meeting, directors elected at the 2009 Annual Meeting, with a three-year term expiring at the 2012 Annual Meeting and directors elected at the 2011 Annual Meeting, would be elected to one-year terms expiring at the 2013 Annual Meeting. At the 2013 Annual Meeting of Shareowners, and at each Annual Meeting thereafter, all directors, including those directors elected to three-year terms at this year’s Annual Meeting would be elected annually.

The amendments would provide that directors elected to fill vacancies on the board would serve until the next annual meeting.

In connection with this proposal, the Board of Directors also approved certain other conforming amendments to the Certificate and By-laws, subject to shareowner approval.  These conforming amendments include an amendment to permit the removal of directors, with or without cause, by a majority vote of the holders of shares then entitled to vote at an election of directors. This provision is required under the Oklahoma General Corporation Act for corporations that do not have classified boards or cumulative voting for directors.  The conforming amendments also removed a requirement for a minimum of nine directors.

All of the proposed amendments are reflected in Appendix A.  For your convenience, Appendix A is marked to indicate the proposed amendments.

The affirmative vote of the holders of not less than 80% of the Company’s outstanding shares of common stock is required for approval of this proposal to amend the Certificate and By-laws to provide for the annual election of all directors.  Abstentions, broker non-votes and failures to vote have the same effect as a vote against Proposal No. 2.

In the event that the holders of less than 80% of the outstanding shares of common stock vote in favor of Proposal No. 2, the current classified structure of the Board of Directors will not be altered.

The Board of Directors unanimously recommends that you vote “FOR” Proposal No.  2.  Proxies solicited by the Board of Directors will be voted “FOR” Proposal No. 2, unless a different vote is specified.

PROPOSAL NO. 3 – RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S PRINCIPAL INDEPENDENT ACCOUNTANTS FOR 2010

The Audit Committee has selected Ernst & Young LLP as principal independent accountants to audit the accounts of the Company for the fiscal year ending December 31, 2010. Ernst & Young LLP was originally selected by the Board, upon the recommendation of the Audit Committee, as principal independent accountants for the Company effective May 16, 2002.

While the Audit Committee is responsible for the appointment, retention, termination and oversight of the Company’s principal independent accountants, the Audit Committee and the Board are requesting, as a matter of policy, that shareowners ratify the appointment of Ernst & Young LLP as the Company’s principal independent accountants. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the shareowners do not ratify appointment, the Audit Committee may investigate the reasons for the shareowners’ rejection and may consider whether to retain Ernst & Young LLP or to appoint another auditor. Furthermore, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different principal independent accountants at any time during the year if it determines that such a change would be in the best interests of the Company and its shareowners.

Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire. Such representatives will be available to respond to appropriate questions from the shareowners at the Annual Meeting.

The affirmative vote of the holders of a majority of the votes of shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting will be required for the ratification of the appointment of Ernst & Young LLP as the Company’s principal independent accountants for 2010. Abstentions from voting in this matter are treated as votes “AGAINST.”

The Board of Directors recommends a vote “FOR” the ratification of the appointment of the Company’s principal independent accountants. Proxies solicited by the Board of Directors will be voted “FOR” the ratification of the appointment of the Company’s principal independent accountants, unless a different vote is specified.

REPORT OF AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management, however, has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.

The Audit Committee has five members, none of whom has any relationship to the Company that interferes with the exercise of his or her independence from management and the Company, and each of whom qualifies as independent under the standards used by the NYSE, where the Company’s shares are listed. The Audit Committee operates under a written charter that has been approved by the Board of Directors. The Audit Committee annually reviews and reassesses the adequacy of its charter. Among other things, the charter specifies the policies for selecting the auditors (including rotation for the audit partner) and the scope of the Audit Committee’s responsibilities and how it carries out those responsibilities, including structure, processes and membership requirements.

In fulfilling its oversight responsibilities regarding the 2009 financial statements, the Audit Committee reviewed with Company management the audited financial statements contained in our Annual Report. The Audit Committee’s review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee also reviewed with the Company’s independent auditors the Company’s 2009 financial statements and management’s assessment of the Company’s internal control over financial reporting. The Company’s independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States and on the Company’s internal control over financial reporting. Our review with the independent auditors included a discussion of the auditors’ judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as amended. In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures received by the Audit Committee pursuant to Rule 3526 of the Public Company Accounting Oversight Board.

The Audit Committee also discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits for 2010. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held four meetings during 2009.

Fees for Independent Auditors

Audit Fees

Total audit fees for 2009 were $2,054,200 for the Company’s 2009 financial statement audit. These fees include $1,530,000 for the integrated audit of the Company’s annual financial statements and its internal control over financial reporting and $125,000 for services in support of debt and stock offerings. Total audit fees for 2008 were $2,474,100 for the Company’s 2008 financial statement audit. These fees include $1,560,000 for the integrated audit of the Company’s annual financial statements and its internal control over financial reporting and $471,500 for services in support of debt and stock offerings.

The aggregate audit fees include fees billed for the audit of the Company’s annual financial statements and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q.  For 2009, this amount includes estimated billings for the completion of the 2009 audit, which were rendered after year-end.

Audit-Related Fees

The aggregate fees billed for audit-related services for the fiscal year ended December 31, 2009 were $123,100, of which $104,000 was for employee benefit plan audits and $19,100 for other audit-related services.

The aggregate fees billed for audit-related services for the fiscal year ended December 31, 2008 were $117,400, of which $99,000 was for employee benefit plan audits and $18,400 for other audit-related services.

Tax Fees

The aggregate fees billed for tax services for the fiscal year ended December 31, 2009 were $495,145.  These fees include $481,490 for tax preparation and compliance ($75,500 for the review of Federal and state tax returns and $405,990 for assistance with examinations and other return issues) and $13,655 for other tax services.

The aggregate fees billed for tax services for the fiscal year ended December 31, 2008 were $374,100.  These fees include $186,520 for tax preparation and compliance ($70,500 for the review of Federal and state tax returns and $116,020 for assistance with examinations and other return issues) and $187,580 for other tax services.

All Other Fees

There were no other fees billed by the independent auditors to the Company in 2009 and 2008 for other services.

The Audit Committee has considered whether the provision of non-audit services by the Company’s principal independent public accountants is compatible with maintaining auditor independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the SEC. The Audit Committee selected Ernst & Young LLP as the Company’s independent public accountants for 2010.

Audit Committee Pre-Approval Procedures

Rules adopted by the SEC in order to implement requirements of the Sarbanes-Oxley Act of 2002 require public company audit committees to pre-approve audit and non-audit services. Our Audit Committee follows procedures pursuant to which audit, audit-related and tax services, and all permissible non-audit services are pre-approved by category of service. The fees are budgeted, and actual fees versus the budget are monitored throughout the year. During the year, circumstances may arise when it may become necessary to engage the independent public accountants for additional services not contemplated in the original pre-approval. In those instances, we will obtain the specific pre-approval of the Audit Committee before engaging the independent public accountants. The procedures require the Audit Committee to be informed of each service, and the procedures do not include any delegation of the Audit Committee’s responsibilities to management. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

For 2009, 100% of the audit fees, audit-related fees, tax fees and all other fees were pre-approved by the Audit Committee or the Chairman of the Audit Committee pursuant to delegated authority.

Audit Committee
Robert Kelley, Chairman
Wayne H. Brunetti, Member
Kirk Humphreys, Member
Linda Petree Lambert, Member
Robert O. Lorenz, Member

EXECUTIVE OFFICERS’ COMPENSATION

The following discussion and analysis is intended to present the material principles underlying our executive compensation policies and decisions and the key factors relevant to an analysis of those policies and decisions.

COMPENSATION DISCUSSION AND ANALYSIS

General. The Compensation Committee administers our executive compensation program. Our executive compensation program is premised on two basic principles. First, our overall compensation levels must be sufficiently competitive to attract and retain talented leaders. At the same time, we believe that compensation should be set at reasonable and responsible levels, consistent with our continuing focus on controlling costs. Second, our executive compensation program should be substantially performance-based and should align the interests of our executives with those of our shareowners. The Compensation Committee uses the same compensation principles and policies in setting the compensation of the CEO as it uses in setting the compensation for the other executive officers.

Three key components of our executive compensation program are salary, annual incentive awards under our Annual Incentive Compensation Plan and long-term incentive awards under our Stock Incentive Plan.  Both the Annual Incentive Compensation Plan and Stock Incentive Plan have been approved by our shareowners. Salaries are a critical element of executive compensation because they provide executives with a base level of monthly income.  The Compensation Committee’s intent in setting salaries is to pay competitive rates based on an individual’s experience and level of performance. The annual and long-term incentive awards of an executive’s compensation are directly linked to performance. Payouts of these portions of an executive’s compensation are placed at risk and require the accomplishment of specific results that are designed to benefit our shareowners and the Company, both in the long and short term.  Specifically, awards under the Annual Incentive Plan provide officers an opportunity to earn an annual cash bonus for achieving specified Company performance-based goals established for the year.  These Company performance goals typically are tied to measures of operating performance. Awards under the Stock Incentive Plan are equity-based and require the achievement, typically over a three-year period, of specific Company performance goals that are tied directly to the performance of the Company’s stock or to factors that affect the performance of the Company’s stock.

Our executive compensation program recognizes that our senior executives are in a position to influence directly the Company’s achievement of targeted results and strategic initiatives. For this reason, as an individual’s position and responsibilities increase, a greater portion of the officer’s compensation is at risk and consists of performance-based pay dependent on the achievement of performance objectives. This is shown by the level of 2009 salaries, annual incentive awards and long-term incentive awards set for the six executive officers reported in the Summary Compensation Table on page 31.  Based on the grant date fair value of equity awards granted to the named executive officers in 2009 and the base salary of the named executive officers, “Salary” accounted for approximately 24% to 47% of total compensation (i.e. salary plus incentive compensation), while incentive compensation accounted for approximately 53% to 76% of total compensation, assuming achievement of a target level of performance for each named executive officer. As a result, our executive compensation program is designed to reward executives with a highly-competitive level of compensation during years of excellent Company performance and, conversely, in years of below-average performance, their compensation may be below competitive levels.

An important part of the Compensation Committee’s process in setting executive compensation pay levels is a market analysis of executive pay levels.  For more than five years, the Compensation Committee has utilized a nationally recognized compensation consulting firm to assist it in performing this task.  In 2007, the Company, at the direction of the Compensation Committee, issued a request for proposals to numerous nationally recognized compensation consulting firms and, as part of this process, specifically requested that the finalists in this process address the peer groups that the Compensation Committee had used in the past in assessing the competitiveness and reasonableness of our executive compensation policies.  Following this process, the Compensation Committee selected Mercer in 2007 as its executive compensation consultant for 2008 and immediately assigned to Mercer the task of developing a recommended peer group to be used by the Compensation Committee in setting executive compensation.  In prior years as part of the market analysis and in setting executive compensation, the Compensation Committee had considered the salaries and annual and long-term incentive awards for executives with similar duties at the 50th percentile within the following three peer groups developed by its prior compensation consultant: (i) an energy services industry executive compensation database (the “Energy Services Survey Group”), consisting of approximately 94 energy services organizations, (ii) a general industry executive compensation database (the “General Industry Survey Group”), consisting of more than 800 companies in general industries and (iii) the average of the Energy Services Survey Group and the General Industry Survey Group (the “Blended Industry Survey Group”). As the name implies, the Energy Services Survey Group included energy companies, many of them with significant utility operations, and included companies with annual revenues ranging from $200 million to $17 billion, with a median of $2.6 billion. The General Industry Survey Group included many of the same companies from the Energy Services Survey Group as well as companies from the manufacturing, technology, retail, communication, auto and pharmaceutical industries. The companies in this survey group had annual revenues ranging from $300 million to $82 billion, with a median of $5.8 billion. All compensation data from these surveys was size-adjusted so that it would compare to the Company’s or a subsidiary’s projected revenues for the year in question.  Although the Compensation Committee considered the information from the three groups, the Compensation Committee in practice used as its primary market guideline and peer groups the 50th percentile market pay data of the Blended Industry Survey Group for executives whose responsibilities were not limited to utility operations and the 50th percentile market pay data of the Energy Services Survey

Group for executives whose responsibilities were limited to utility operations.

At meetings in July, September and October 2007, the Compensation Committee reviewed and discussed Mercer’s recommendations as to peer groups and selected the following as our peer group (the “Company Peer Group”) for executive compensation for 2008 for all officers of the Company other than those officers whose responsibilities are limited to Enogex (the “Enogex Officers”):

Alliant Energy Corp.	Pepco Holdings, Inc.
Ameren Corp.	PNM Resources, Inc.
CenterPoint Energy, Inc.	Puget Energy, Inc.
CMS Energy Corp.	SCANA Corporation
DTE Energy Company	Sierra Pacific Resources
Great Plains Energy, Inc.	TECO Energy, Inc.
Integrys Energy Group, Inc.	Vectren Corporation
NiSource Inc.	Wisconsin Energy Corporation
ONEOK, Inc.

There was not one compelling factor that caused the Compensation Committee to shift from its prior use of very broad-based industry groups to a more defined peer group in conducting a market analysis and setting executive compensation.  Rather, the decision was based on a variety of factors and included the prevalence, based on information from Mercer, of the use of defined peer groups by companies comparable to the Company and the Compensation Committee’s belief that a defined peer group of corporations with similar characteristics to the Company would allow for more precise comparison of executive compensation.

The companies comprising the Company Peer Group were selected because each company met a majority of the following specific criteria relevant to the Company:  (i) size determined by revenues (0.5 times to two times relative to the Company); (ii) a market value to revenue of less than 1.5 times; (iii) business mix of reportable business segments for utility and natural gas operations; (iv) geographic location and markets served and (v) presence of midstream natural gas operations.

A similar screening process was used to select a peer group for compensation purposes for the Enogex Officers (the “Enogex Peer Group”) with the key criteria including revenue, miles of pipeline assets and total assets.  The Enogex Peer Group consists of the following 13 companies:

Copano Energy, L.L.C.	NuStar Energy L.P.
Crosstex Energy, L.P.	ONEOK Partners, L.P.
DCP Midstream Partners, LP	Regency Energy Partners LP
El Paso Corporation	Southern Union Company
Energy Transfer Partners, L.P.	Spectra Energy Corp
Genesis Energy, L.P.	Sunoco Logistics Partners L.P.
Magellan Midstream Partners, L.P.

The Compensation Committee believes that a separate peer group for Enogex is appropriate for several reasons, including the distinct differences of Enogex’s midstream natural gas business and of the skills and market for executives in the natural gas business as compared to the rest of the Company.

The Compensation Committee retained Mercer in 2008 as its compensation consultant for 2009.  The Compensation Committee during 2008 reviewed with Mercer and the Company’s management the Company Peer Group and Enogex Peer Group and determined that no changes in the peer group were necessary for purposes of determining 2009 executive compensation.  For 2009, senior management in making recommendations on compensation and the Compensation Committee in making decisions on compensation used as a primary guideline the median market pay data provided by Mercer of the Company Peer Group for all executives other than the Enogex Officers and the median market pay data provided by Mercer of the Enogex Peer Group for the Enogex Officers.  This market pay data for an executive is intended to represent what would be paid to a hypothetical, seasoned performer in a job having similar responsibilities and scope to the executive in question. However, actual compensation recommendations by senior management and decisions on compensation by the Compensation Committee can vary from this market data for numerous reasons, including an individual’s performance, experience level and internal equity.

An individual’s performance for a particular year is judged through an annual performance evaluation, which involves, for each member of senior management (other than the CEO), a scoring by such individual’s supervisor of various competencies, including the individual’s management skills, business knowledge and achievement of various performance and development objectives set at the beginning of the year. The annual performance evaluations are reviewed with the Compensation Committee and are used by the CEO and COO in making compensation recommendations to the Compensation Committee. The Compensation Committee also conducted an annual performance evaluation of the CEO.

The Compensation Committee met in December 2008 and set each executive officer’s 2009 salary (other than for Mr. Trauschke who did not join the Company until April 24, 2009) and, subject to potential adjustment at its meeting in February 2009, each executive officer’s target annual incentive award and target long-term incentive award for 2009 based primarily on the individual’s annual performance evaluation and on the comparable amounts shown at the median for an executive officer with similar duties in the Company Peer Group or, in the case of an executive officer whose responsibilities are limited to Enogex, the Enogex Peer Group. The target annual and long-term incentive awards were expressed as percentages of salary. While the setting of the target annual incentive and long-term incentive awards is an important part of the executive compensation process, another critical part is the setting of the Company performance goals for such awards. This is a critical part because the level of achievement of the Company performance goals will determine the amount, if any, of the possible payouts of the target annual and long-term incentive awards.

Following a discussion of recommendations by the CEO and COO, the Compensation Committee, at its meeting in February 2009, set the Company performance goals for annual incentive and long-term incentive awards. These Company performance goals for executive officers are described in detail below and were intended to align the executive’s interests with our shareowners by having achievement of Company performance goals be directly beneficial to our shareowners or indirectly beneficial to our shareowners by being tied to an operational measure that improves the efficiency of our operations.  At its meeting in February 2009, the Compensation Committee also approved the form of the long-term compensation awards for most executive officers (other than for Mr. Trauschke who did not join the Company until April 24, 2009), which awards were equity-based and, like prior years, consisted entirely of performance units whose payout was dependent on the Company’s achievement of specified performance goals during the three-year period ending December 31, 2011. The Compensation Committee chose to take these actions at its meeting in February 2009 rather than at the December 2008 meeting because the Compensation Committee wanted to know the Company’s audited 2008 financial results before setting many of the 2009 performance goals and such audited financial results were not available until shortly before the meeting.

 In setting the executive compensation for any given year, the Compensation Committee historically (including 2009) has not looked to compensation earned by executives in prior years, including specifically amounts realized from grants in prior years of annual incentive awards or long-term incentive awards. The primary reasons are that our executive compensation program seeks to have all components of executive compensation be competitive, and the portions of an executive’s compensation that could vary materially from year to year are primarily performance-based. As a result, high levels of executive compensation in a particular year historically have resulted from excellent Company performance, which the Compensation Committee believed did not warrant a reduction in future compensation levels or in our compensation principles. There also is no established policy or target for the allocation between either cash and non-cash or annual and long-term compensation. Rather, the Compensation Committee reviews market pay information from Mercer in determining the appropriate level and mix of incentive compensation.

As indicated above, our senior management and, in particular, our CEO and COO played an important part in setting 2009 executive compensation. Besides developing recommendations for the Company performance goals that needed to be met for payouts of 2009 annual incentive awards and long-term incentive awards, they reviewed with the Compensation Committee at its December 2008 meeting the performance evaluations of each officer (other than the CEO), with the CEO giving his performance evaluation of the COO. They also reviewed and discussed with the Compensation Committee at its December meeting their recommendations for each member of management of 2009 salaries, target annual incentive awards and target long-term incentive awards. As noted above, the CEO’s performance evaluation and the setting of his potential salary, target annual incentive award and target long-term incentive award were conducted by the Compensation Committee without any members of management present. The Compensation Committee’s performance evaluation of the CEO, along with his 2009 salary, target annual incentive award and target long-term incentive award, were reviewed by the Compensation Committee with all independent members of the Board.

The following three sections illustrate the application of our executive compensation principles and discuss in detail the salaries, bonuses and long-term compensation of the named executive officers that were approved by the Compensation Committee and were paid in connection with 2009 compensation.

Base Salary. As explained above, the base salaries for our executive officers in 2009 were designed to be competitive with the Company Peer Group for most of our executive officers and with the Enogex Peer Group for the Enogex Officers.  Base salaries of our executive officers were determined based primarily on an individual’s annual performance evaluation, using as a guideline the salaries at the median of the range for executives with similar duties in the appropriate survey group. With the exception of Mr. Trauschke who did not join the Company until April 2009, the salaries of executive officers for 2009 were initially determined in December 2008, with an effective date of January 1, 2009.  The 2009 base salary amounts and percentage increase approved by the Compensation Committee for the named executive officers (other than Mr. Trauschke) reported in the Summary Compensation Table on page 31 were as follows: Peter Delaney, $802,100, 3.5%; Danny Harris, $535,500, 5.0%; Keith Mitchell, $314,000, 7.0%; Scott Forbes, $237,500, 3.3%; and Steve Merrill, $221,300, 9.0%.  The new salary for each of these individuals was either below or within $7,500 of the median for an executive with similar duties in the Company Peer Group or, in the case of Mr. Mitchell and Mr. Merrill, an executive with similar duties in the Enogex Peer Group.  Despite the Compensation Committee having authorized salary increases effective January 1, 2009, the Company chose not to implement the salary increases (other than for newly-appointed officers) on January 1 due in large part to the continuing deterioration in the U.S. economy in late 2008 and early 2009.  Except as explained below, all executive salaries remained frozen at their 2008 levels until the first pay period in November 2009, at which time the salary increases became effective with no adjustment for the prior 10 months when salaries were frozen.  For Mr. Trauschke, his annual salary of $382,500 was approved by the Compensation Committee immediately prior to his commencement of employment on April 24, 2009 and such amount was below the median salary for an executive with similar duties in the Company Peer Group.  Mr. Merrill served as Vice President and CFO of Enogex until his appointment as Vice President – Human Resources of the Company in August 2009.  The Compensation Committee at its meeting in September 2009 increased Mr. Merrill’s salary to the salary of his predecessor, which amount was at the median salary for an executive with similar duties in the Company peer group. No changes were made at that time to any other aspects of Mr. Merrill’s compensation.

Annual Incentive Compensation. Annual incentive awards with respect to 2009 performance were made under the Annual Incentive Compensation Plan to 132 employees, including all executive officers. The Plan provides executive officers with annual incentive awards, the payment of which is dependent entirely on the achievement of the Company performance goals that, for 2009, were established by the Compensation Committee in February 2009.

The amount of the award for each executive officer was expressed as a percentage of base salary paid during 2009 (the “targeted amount”), with the officer having the ability, depending upon achievement of the Company performance goals, to receive from 0% to 150% of such targeted amount. For 2009, the targeted amount ranged from 30% to 85% of base salary for the executive officers.  For the named executive officers reported in the Summary Compensation Table on page 31, the targeted amounts were as follows: Mr. Delaney, 85% of his 2009 salary; Mr. Harris, 70% of his 2009 salary; Mr. Trauschke, 60% of his 2009 salary; Mr. Mitchell, 45% of his 2009 salary; Mr. Forbes, 40% of his 2009 salary; and Mr. Merrill, 50% of his 2009 salary.  The targeted amount for each of these individuals was at or below the median of the level of such award granted to a comparable executive in the Company Peer Group or, in the case of Mr. Mitchell and Mr. Merrill, to a comparable executive in the Enogex Peer Group.

As noted above, potential payouts of targeted amounts are dependent entirely on achievement of Company performance goals. For Messrs. Delaney and Harris, the two most senior executive officers of the Company, the Company performance goals for 2009 were based: (i) 55% on a Company consolidated earnings per share (“EPS”) target established by the Compensation Committee (the “Earnings Target”), (ii) 30% on an operating and maintenance expense target for various business units of the Company and of OG&E established by the Compensation Committee (the “O&M Target”), and (iii) 15% on various safety targets established by the Compensation Committee. The same three Company performance goals with the same weighting were set by the Compensation Committee for Mr. Trauschke immediately prior to his commencement of employment in April 2009, subject to the condition that any payout based on the level of achievement of these performance goals would be prorated based on the number of months that Mr. Trauschke was employed during 2009. For four executive officers whose responsibilities pertain primarily or exclusively to utility operations, the Company performance goals were based 50% on a net income target for OG&E (the “Utility Income Target”), 35% on the O&M Target and 15% on various safety targets for OG&E.  For Mr. Mitchell and Mr. Merrill and the other Enogex Officers, the Company performance goals were based 85% on a consolidated net income target of Enogex and its subsidiaries (the “Unregulated Income Target”) and 15% on various safety targets for Enogex and its subsidiaries.  For the remaining executive officers, the Company performance goals were based 50% on the Earnings Target, 35% on the O&M Target and 15% on various safety targets.

For each Company performance goal, the Compensation Committee established a minimum level of performance (below which no payout would be made), a target level of performance (at which a 100% payout would be made) and a maximum level of performance (at or above which a 150% payout would be made). The following table shows the target levels of performance for the Company performance goals set for executive officers in 2008, the actual level of performance, as calculated pursuant to the terms of the awards, and the percentage payout of the targeted amount based on the actual level of performance:

	Target	Actual Performance	% Payout
Earnings Target (1)	$2.42/share	$2.69/share	150%
O&M Target (1)	$338 million	$326.1 million	150%
Utility Income Target (1)	$183.5 million	$201.0 million	150%
Unregulated Income Target (1)	$58.0 million	$68.3 million	150%
Safety Targets (1)	Recordable Incident Rate	Recordable Incident Rate
	0.95 Combined OG&E & Enterprise Services	2.05	0%
	1.02 OG&E Power Delivery 1.21 OG&E Power Supply	2.25 3.29	0% 0%
	1.62 OG&E Commercial Operations 0.14 Enterprise Services	1.26 0.91	111% 0%
	0.50 Enogex	0.67	83%
	Chargeable Vehicle Accident Rate 0.87 Combined OG&E & Enterprise Services	Chargeable Vehicle Accident Rate 1.62	57%
	0.64 Enogex	1.64	0%
(1) Calculation of the Earnings Target, O&M Target, Utility Income Target and Unregulated Income Target were derived from the amounts reported in the Company’s financial statements, with the Earnings Target being the Company’s reported consolidated diluted EPS from continuing operations, the Utility Income Target being the reported consolidated net income of OG&E, the Unregulated Income Target being the reported consolidated net income of Enogex, and the O&M Target being the operating and maintenance expenditures of various OGE Energy and OG&E business units. At the time of setting these Company performance goals, the Committee specifically excluded various items in calculating the achievement of these performance goals, including, for example, increases or decreases in revenues or expenses from any change in accounting principles occurring during 2009 or from the sale, other dispositions or impairment of any business asset.  While the overall effect of these exclusions was to increase consolidated EPS from $2.66 per share to $2.69 per share and Enogex’s consolidated net income from continuing operations from $66.3 million to $68.3 million, the exclusions had no effect on the payouts associated with these goals because, even without the exclusions, the payouts were at the 150% maximum.  The safety targets consisted of recordable incident rates, which are derived from the Federal Occupational Safety and Health Act of 1970 standards for reportable injuries, and of vehicle accident rates involving vehicle damage where there were no personal injuries.

The percentage of the targeted amount that an executive officer ultimately received based on corporate performance was subject to being decreased, but not increased, at the discretion of the Compensation Committee. For 2009, and as shown by the chart above, corporate performance of several of the safety targets was below the minimum level of achievement set by the Compensation Committee and resulted in no payout to executive officers while corporate performance of the Earnings Target, the Utility Income Target, the Unregulated Income Target and the other safety targets exceeded the minimum levels of achievement established by the Compensation Committee and, based on the level of achievement, the Compensation Committee approved payouts under the Annual Incentive Compensation Plan to executive officers ranging from approximately 30% to 85% of their base salaries and from approximately 83% to 136% of their targeted amounts. Payouts under the Annual Incentive Compensation Plan are in cash and the amounts paid to the Company’s most highly compensated executive officers are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 31.

Long-Term Incentive Compensation. Long-term incentive awards also were made in 2009 under our Company’s Stock Incentive Plan. The Plan provides for the grant of any or all of the following types of awards: stock options, stock appreciation rights, restricted stock and performance units. For 2009, the Compensation Committee set a targeted amount of long-term incentive compensation to be awarded each executive officer, which amount was expressed as a percentage of the individual’s base salary that was approved by the Compensation Committee in December 2008 to be effective as of January 1, 2009 (the “approved 2009 base salary”).  For 2009, the targeted amount ranged from 50% to 225% of the approved 2009 base salary for executive officers. Historically, the long-term incentive compensation for the Company’s executive officers had been below, including in some cases significantly below, the median level of such awards granted to comparable executives in the appropriate peer group.  The Compensation Committee in 2008 set as a goal to bring the long-term incentive compensation of the executive officer group to the median level of the peer groups by 2009, which goal was achieved by the Compensation Committee’s awards of long-term incentive compensation in 2008 and 2009.  For the named executive officers reported in the Summary Compensation Table on page 31 (other than Mr. Trauschke), the targeted amounts of long-term incentive compensation were as follows: Mr. Delaney, 225% of his approved 2009 base salary; Mr. Harris, 170% of his approved 2009 base salary; Mr. Mitchell, 95% of his approved 2009 base salary; Mr. Forbes, 70% of his approved 2009 base salary; and Mr. Merrill, 85% of his approved 2009 base salary.  As part of his employment arrangement to serve as Vice President and CFO, Mr. Trauschke received two long-term incentive awards immediately following his commencement of employment with the Company, one for the 2009-2011 incentive period and one for the 2009-2010 incentive period.  The targeted amount of the first award was 105% of Mr. Trauschke’s salary, which was below the median level of long-term compensation paid to a chief financial officer in the Company Peer Group.  The targeted amount of the second award was for $150,000 (i.e., 39% of Mr. Trauschke’s salary) and was intended to compensate him in part for various unvested awards and benefits from his prior employer that he forfeited upon joining the Company.  The terms of these awards for Mr. Trauschke are described in more detail below.

Historically, the Compensation Committee had awarded long-term compensation annually in the forms of stock options and restricted stock. However, the Compensation Committee ceased issuing restricted stock and stock options to executive officers and instead, since 2005, has made annual awards of long-term compensation for the named executive officers solely in the form of performance units with, as explained below, payout of the performance units being dependent on achievement of Company performance goals set by the Compensation Committee. Specifically, for 75% of the performance units awarded in 2009, the Company performance goal is based on the relative total shareholder return (“TSR”) of the Company’s Common Stock over the three-year period ending December 31, 2011 (other than Mr. Trauschke’s awards, which are based on slightly different periods) compared to a peer group and, for the remaining 25%, the Company performance goal is based on the growth in the Company’s EPS over the same period compared to an earnings growth target (the “Earnings Growth Target”) set by the Compensation Committee.

The performance units were granted to executive officers (other than Mr. Trauschke who did not commence employment until April 2009) on February 12, 2009, immediately following the Compensation Committee’s meeting on such date. The number of performance units granted was determined by taking the targeted amount of the executive’s long-term compensation to be delivered in performance units (expressed as a percentage of the executive’s approved 2009 base salary and as determined above) and dividing that amount by $24.64, which was the closing price of a share of the Company’s Common Stock on February 11, 2009.  Using this valuation method, the named executive officers received a number of performance units with a value at the date of grant from 70% to 225% of their approved 2009 base salaries.  All payouts of these performance units will be made in shares of the Company’s Common Stock, which causes the value of the performance units to be substantially dependent upon the changing value of the Company’s Common Stock in the marketplace. As indicated above, the terms of 75% of the performance units granted to each executive officer in 2009 (other than Mr. Trauschke) entitle the officer to receive from 0% to 200% of the performance units granted depending upon the Company’s TSR over a three-year period (defined as share price increase (decrease) since December 31, 2008 plus dividends paid, divided by share price at December 31, 2008) measured against the TSR for such period of a peer group selected by the Compensation Committee. The peer group for measuring the Company’s TSR performance consists of approximately 80 utility holding companies and gas and electric utilities in the Standard & Poor’s Utility Index. At the end of the three-year period (i.e., December 31, 2011), the terms of these performance units provide for payout of 100% of the performance units initially granted if the Company’s TSR is at the 50th percentile of the peer group, with higher payouts for performance above the 50th percentile up to 200% of the performance units granted if the Company’s TSR is at or above the 90th percentile of the peer group. The terms of these performance units provide for payouts of less than 100% of the performance units granted if the Company’s TSR is below the 50th percentile of the peer group, with no payout for performance below the 35th percentile.

For the remaining 25% of performance units granted to each executive officer (other than Mr. Trauschke) in 2009, the officer is entitled to receive from 0% to 200% of the performance units granted depending upon the growth in the Company’s EPS over the three-year period ending December 31, 201 1 . The growth in the EPS for these officers will be measured from $2.49 per share (which is the $2.49 earned in 2008 from continuing operations), against the Earnings Growth Target (4.00% per year) set by the Compensation Committee for such period. At the end of the three-year period (i.e., December 31, 2011), the terms of these performance units provide for payout of 100% of the performance units initially granted if the rate of growth of the Company’s EPS during such period is at the Earnings Growth Target, with higher payouts for growth rates in excess of the Earnings Growth Target up to 200% for growth rates at or above 150% of the Earnings Growth Target and for payout of less than 100% for growth rates below the Earnings Growth Target, with no payouts for growth rates below 62.5% of the Earnings Growth Target. The Company’s earnings growth rate is calculated on a point-to-point basis by dividing by one-third the percentage increase in the Company’s EPS for the year ended December 31, 2011, compared to the benchmark of $2.49.

As noted above, Mr. Trauschke received two long-term incentive awards upon his commencement of employment in April 2009.  The targeted amount of the first award was 105% of Mr. Trauschke’s salary and the targeted amount of the second award was $150,000.  The number of performance units to be granted to Mr. Trauschke was calculated in the same manner used for other executive officers, except that value of the award to Mr. Trauschke was divided by $24.25, which was closing price of the Company’s Common Stock on April 23, 2009 (the day before the grant was made to Mr. Trauschke) rather than the closing price of $24.64 on February 11, 2009.  The terms of the two awards to Mr. Trauschke were basically the same as the terms of the awards made to other executive officers. For 75% of the performance units awarded to Mr. Trauschke whose payout is dependent on the Company’s TSR as measured against the TSR of the companies in the Standard & Poor’s Utilities Index, the terms of these awards were identical to the awards made to other executive officers, except that the period for measuring TSR is from April 1, 2009 through December 31, 2011 in the case of one of the grants to Mr. Trauschke and from April 1, 2009 through December 31, 2010 for the other grant to Mr. Trauschke.  For the remaining 25% of the performance units granted to Mr. Trauschke whose payout is dependent on EPS growth, the terms of these awards are also identical to the comparable awards made to other executive officers, subject to three exceptions.  First, the growth in EPS will be measured against $2.51 (which is the $2.51 earned from continuing operations by the Company for the twelve months ended March 31, 2009).  Second, the performance period for measuring EPS growth will commence on April 1, 2009 and end December 31, 2011 in case of one of the awards made to Mr. Trauschke and will end on December 31, 2010 for the other award.  Third, the maximum payout of the second award to Mr. Trauschke (i.e., the award with a targeted amount of $150,000), was set at 150%, not 200% as was the case with all other awards to executive officers.

In March 2007, as part of their long-term compensation for 2007, executive officers (other than Mr. Trauschke) received performance units for which the payout of 75% of the performance units was dependent on the achievement of a Company performance goal based on TSR for the three-year period ended December 31, 2009 and 25% was dependent on the growth of the Company’s EPS of $2.45 for the year ended December 31, 2006 (which consisted of the $2.45 earned in 2006 from continuing operations) compared to the Earnings Growth Target for the three-year period ended December 31, 2009. The Company’s TSR for such period was at approximately the 66th percentile (approximately the top 34%) of the peer group. Stated differently, the percentage return on the Company’s Common Stock, consisting of increases (decreases) in the price of the Company’s Common Stock plus dividends paid, was higher than 66% of the companies in the Standard & Poor’s Utility Index during the period commencing on January 1, 2007 and ending on December 31, 2009. The Company’s average annual EPS growth (calculated on a point-to-point basis by dividing by one third the percentage increase in the Company’s EPS for the year ended December 31, 2009 of $2.66, compared to the benchmark of $2.45 for the year ended December 31, 2006) was 2.86%. This high level of performance resulted in payouts in February 2010 of approximately 140% of the 2007 performance units that were based on TSR, 62% of the performance units based on EPS growth and an overall payout of 121% of the performance units originally awarded in 2007. The value of these payouts is reflected in the Stock Awards - Value Realized on Vesting column of the 2009 Option Exercises and Stock Vested Table on page 35.

CEO Compensation.  The 2009 compensation for Mr. Delaney consisted of the same components as the compensation for other executive officers and was based on the same compensation principles and policies that were used in setting compensation for other executive officers. For 2009, Mr. Delaney’s salary was increased 3.5% from $775,000 to $802,100.  However, as noted above,  salaries of all executive officers were frozen at 2008 levels until November 1, 2009, at which time the salary increases approved by the Compensation Committee went into effect.  The result was that Mr. Delaney received a salary of $783,193 for 2009, consisting of 10 months at his 2008 salary of $775,000 and two months at his higher salary of $802,100.  Mr. Delaney’s 2009 targeted award under the Annual Incentive Plan remained unchanged at 85% of his base salary, and his targeted amount of long-term compensation was increased from 205% to 225% of his approved 2009 base salary.  The overall result was that the amount of Mr. Delaney’s approved 2009 salary, targeted award under the Annual Incentive Plan and targeted amount of long-term compensation on a combined basis was within $5,000 of the median of such aggregated amount for a chief executive officer in the Company Peer Group.  Like the other named executive officers, Mr. Delaney’s targeted amount of long-term compensation was awarded in performance units based on the closing price of the Company’s common stock on February 12, 2009, and resulted in his receiving 73,244 performance units.  The terms of these performance units are identical to those awarded other executives and are described above.

As a result of 2009 corporate performance of the corporate goals described above, Mr. Delaney was entitled to a payout of $895,252 under the Annual Incentive Plan, representing approximately 111% of his salary and 134% of his targeted award. Like other executive officers, Mr. Delaney also received in February 2010 a payout of 121% of the performance units previously granted to Mr. Delaney in February 2007 based on the Company’s TSR for the three years ended December 31, 2009 being at approximately the 66th percentile (approximately the top 34%) of the peer group selected by the Compensation Committee and the average annual growth of the Company’s EPS for the three years ended December 31, 2009 being 2.86%. This resulted in Mr. Delaney receiving a payout of 24,176 units, all of which were paid in shares of the Company’s Common Stock. The value of this payout, based on the closing price of the Company’s Common Stock on December 31, 2009, is reported in the Stock Awards - Value Realized on Vesting column of the  2009 Option Exercises and Stock Vested Table on page 35.

Other Actions. In 2007, in connection with proposed initial public offering of OGE Enogex Partners, L.P. which public offering was subsequently terminated, Enogex entered into retention agreements with certain of its officers, including Mr. Mitchell and Mr. Merrill.  At the time of entering into those agreements, neither Mr. Mitchell nor Mr. Merrill nor any of the other Enogex officers entering into such agreements was an executive officer of the Company.  Nonetheless, the Compensation Committee approved the retention agreements in 2007.  Under the terms of the retention agreements, each of the executives was eligible to receive a retention bonus equal to 75% of his or her annual base salary then in effect.  The retention bonus was payable in two equal installments. The first installment was made on or about the date of signing.  The second was to be paid in 2009 on or about the second anniversary of the signing date; provided that, in order to receive the second payment, the executive must remain employed with Enogex or its affiliates through such second anniversary date. The retention agreements further provided that if the executive resigned, voluntarily retired or was terminated for cause prior to such second anniversary date, the executive would not be entitled to receive the second payment and would be required to repay the first payment.  If the executive’s employment was terminated prior to the second anniversary date by reason of death, permanent disability or without cause, then the executive, or his or her estate, would be entitled to retain the first payment, but would not receive the second payment.  Pursuant to the terms of their retention agreements, Mr. Mitchell and Mr. Merrill each received their second retention payment in 2009.  These payments are included in the bonus column in Summary Compensation Table on page 31.

 In April 2009, the Compensation Committee approved the hiring of Mr. Trauschke as Vice President and CFO and an employment arrangement with Mr. Trauschke.  The terms of Mr. Trauschke’s employment agreement are described below under “Change of Control Provisions and Employment Agreements.”

Other Benefits. As noted above, the key components of our executive compensation program are salary, annual incentive awards and long-term incentive awards. Virtually all of our employees, including executive officers, are eligible to participate in our Pension Plan and certain employees are eligible to participate in our supplemental restoration plan that enables participants, including executive officers, to receive the same benefits that they would have received under our Pension Plan in the absence of limitations imposed by the Federal tax laws. In addition, a Supplemental Executive Retirement Plan (the “SERP”), which was adopted in 1993, offers supplemental pension benefits to specified lateral hires. Mr. Delaney is the only executive officer who participates in the SERP. Mr. Delaney’s participation in the SERP was the result of arms-length bargaining between Mr. Delaney and the Company at the time of his hire in April 2002 as Executive Vice President of the Company. For additional information on the Pension Plan, restoration plan and SERP, see “ 2009 Pension Benefits Table” below.

Almost all employees of the Company, including the executive officers, also are eligible to participate in our 401(k) Plan. Under the 401(k) Plan, participants may contribute between two percent and 19% of their compensation. Participants may designate, at their discretion, all or any portion of their contributions as: (i) a before-tax contribution under Section 401(k) of the Code subject to the limitations thereof; or (ii) a contribution made on an after-tax basis. In addition, participants age 50 or older may make as a before-tax contribution certain catch-up contributions as permitted under the Code. The Company will match (other than the “catch-up contributions”), depending, as applicable, upon the participant’s years of service, date of hire and the option the participant elected under the Choice Program discussed below under the “ 2009 Pension Benefits Table”, 50%, 75% or 100% up to six percent of compensation or 200% up to five percent of compensation. Participants’ contributions are fully vested and non-forfeitable. The Company match contributions vest over a three-year period. After two years of service, participants become 20% vested in their Company contribution account and become fully vested on completing three years of service. In addition, participants fully vest when they are eligible for normal or early retirement under the Company’s Pension Plan, in the event of their termination due to death, permanent disability or upon attainment of age 65 while employed by the Company or its affiliates.

The Company also maintains a nonqualified deferred compensation plan that is described below under “Nonqualified Deferred Compensation.”

The Company also offers executive officers a limited amount of perquisites. These include dining and country club memberships for certain executive officers, an annual physical exam for all executive officers and, in the case of Mr. Delaney, use of a Company car. A prior perquisite for tax and financial planning services was discontinued by the Compensation Committee during 2007.  The value of the perquisites received by each executive officer was less than $10,000 in 2009, other than Mr. Delaney, whose perquisites were approximately $12,000 and consisted of use of a Company car, dining and country club memberships and an annual physical exam, and Mr. Trauschke who received relocation and related benefits, which are described below.  In reviewing the perquisites and the benefits under the SERP, 401(k) Plan, deferred compensation plan, Pension Plan and related restoration plan, the Compensation Committee sought in 2009 to provide participants with benefits at least commensurate with those offered by other utilities of comparable size.

Change-of-Control Provisions and Employment Agreements.  Each of the executive officers has an employment agreement that provides for specified benefits upon termination following a change of control. As explained in detail below under the heading “Potential Payments Upon Termination or Change of Control,” if an executive officer’s employment is terminated by the Company “without cause” or by the executive for “good reason” (as defined) following a change of control, the executive officer is entitled to, among other things, a severance payment equal to 2.99 times the sum of such officer’s (a) annual base salary and (b) highest recent annual bonus. “Good reason” was defined for executives hired prior to January 1, 2009, to include the ability of the executive to terminate voluntarily for any reason during the 30-day period immediately following the one-year anniversary of the change of control. This type of provision, which was eliminated for executives hired after January 1, 2009, is sometimes called a “modified double-trigger” because payment is made only if there is a change of control and the executive officer’s employment is terminated. The agreements prior to January 1, 2009 utilized a modified double-trigger because the Board of Directors believed change-of-control payments only should be made if there is a separation of employment following a change-of-control, but also believed that the right to voluntarily terminate for any reason within 30 days after the first anniversary of the change of control helped ensure that the executive’s services would be available during an important transition period. The 2.99 times multiple for change-of-control payments was selected because at the time it was considered standard. Although many companies also include provisions for tax gross-up payments to cover any excise taxes on excess parachute payments, the Board of Directors of the Company decided not to include this additional benefit in the Company’s agreements. Instead, as explained on page 39 below, under the Company’s agreements if the excise tax would be imposed, the change-of-control payments will be reduced to a point where no excise tax would be payable, if such reduction would result in a greater after-tax payment. For more information regarding the employment agreements, please see “Potential Payments Upon Termination or Change of Control” below.

In addition, pursuant to the terms of the Company’s incentive compensation plans, upon a change of control, all stock options will vest immediately and, for a 60-day period following the change of control, executive officers may surrender their options and receive in return a cash payment equal to the excess of the change of control price (as defined) over the exercise price; all performance units will vest and be paid out immediately in cash as if the applicable performance goals had been satisfied at target levels; and any annual incentive award outstanding for the year in which the participant’s termination occurs for any reason, other than cause, within 24 months after the change of control will be paid in cash at target level on a prorated basis.

In connection with Mr. Trauschke’s appointment in April 2009 as Vice President and CFO, the Company and Mr. Trauschke entered into an employment arrangement, the terms of which are summarized below.  The terms of the employment arrangement were approved by the Compensation Committee and were subject to arms-length bargaining between Mr. Trauschke and the Company.  Under his employment arrangement, Mr. Trauschke’s initial annual base salary was set at $382,500 and he received a cash signing bonus of $175,000, payable in two installments, of which $87,500 was paid on April 24, 2009 and $87,500 was paid on August 28, 2009.  Mr. Trauschke is obligated under the employment arrangement to repay the $175,000 if he voluntarily resigns or is terminated by the Company for cause within two years of his start date, which was April 24, 2009.  Pursuant to the employment arrangement, Mr. Trauschke received an annual award under the Company’s Annual Incentive Plan with a target amount of 60% of his base salary.  Mr. Trauschke also received an award of two grants of performance units under his employment arrangement, both of which are described above.  Since Mr. Trauschke’s prior employer and residence were in North Carolina, the Company also agreed, under the employment arrangement, to reimburse Mr. Trauschke for various relocation and related expenses, including:  (i) travel expenses between North Carolina and Oklahoma City (maximum of one round trip per week) for nine months or, if sooner, the closing of the sale of his house in North Carolina, (ii) expenses for two house hunting trips in the Oklahoma City area for Mr. Trauschke and his wife, (iii) a real estate commission of six percent or less from the sale of his house in North Carolina, within one year of Mr. Trauschke commencing employment, (iv) moving expenses associated with moving his residence and family to Oklahoma City and (v) interim living expenses of up to $3,000 per month for nine months pending the sale of his residence in North Carolina.  The Company is obligated under the employment arrangement to pay Mr. Trauschke an amount equal to 1.5 times his then annual rate of base salary if the Company terminates Mr. Trauschke’s employment other than for cause before April 24, 2011.  After January 1, 2010, all of the provisions of the arrangement with Mr. Trauschke became subject to change by the Company, other than the foregoing provision to pay Mr. Trauschke 1.5 times his salary for termination prior to April 24, 2011, other than for cause.

As noted above, the Company agreed to pay Mr. Trauschke’s travel costs of commuting between Oklahoma City and his home in North Carolina, along with his interim living expenses in Oklahoma City and househunting trips with his spouse, for nine months or until the sale of his home in North Carolina.   Since the payment of these expenses by the Company is treated as taxable income to Mr. Trauschke, the Company also grossed-up these payments to compensate Mr. Trauschke for the taxes owed, which is consistent with the Company’s relocation policy for all employees.  In May, June and July 2009, these expenses averaged approximately $8,800 per month, which, when grossed-up for taxes, resulted in a payment by the Company of approximately $13,000 per month.  In August 2009 and despite not having sold his house in North Carolina, Mr. Trauschke relocated his family to Oklahoma City and the Company began paying the cost of his rental house in the Oklahoma City area, which was $4,650 per month and substantially less than the $8,800 per month that the Company had been paying Mr. Trauschke for commuting and interim living expenses.  Because the $4,650 was taxable to Mr. Trauschke, it was grossed-up for taxes, consistent with the Company’s relocation policy for all employees, resulting in a monthly payment by the Company of approximately $6,800.  The Company also paid Mr. Trauschke’s expenses in moving his family and belongings to Oklahoma City, which aggregated approximately $3,800.  Since this amount was not taxable to Mr. Trauschke, it was not grossed-up for taxes.  Thus, for 2009, the aggregate amount paid to Mr. Trauschke for relocation and related benefits was approximately $76,450, of which approximately $23,450 represented gross-up payments for taxes.  The Compensation Committee and the Company believe that this practice of paying actual relocation expenses, including, where applicable, gross-ups for taxes incurred, for newly-hired executives is preferable to paying the executive at hiring a lump sum intended to compensate the executive for relocation expenses.  In recognition of Mr. Trauschke’s performance in 2009 and the depressed housing market, the Compensation Committee at its meeting in December 2009 extended Mr. Trauschke’s relocation benefits until the earlier to occur of June 30, 2010, or the sale of his house in North Carolina.

Stock Ownership Guidelines. In an effort to further align management’s interests with those of the shareowners, the Compensation Committee recommended, and the Board of Directors adopted, stock ownership guidelines for the officers of the Company and its subsidiaries during 2004. The Compensation Committee reviewed and revised the guidelines in 2008, with the primary change being to increase the stock ownership guidelines for several officers. The Compensation Committee believes that linking a significant portion of an officer’s current and potential future net worth to the Company’s success, as reflected in the ownership of the Company’s Common Stock and the price of the Company’s Common Stock, helps to ensure that officers have a stake similar to that of the Company’s shareowners. The share ownership guideline for each executive is based on the executive’s position. The guideline for Chairman of the Board, President and CEO is five times base salary. The guidelines for other Company officers range from three and one-half to (with one exception) two times their base salaries. Each executive is expected to achieve the applicable ownership guideline within approximately five years of his or her most recent promotion. Similar guidelines are in place for members of the Board of Directors at a level of five times their annual retainer.

Financial Restatement. It is the Board of Directors’ policy that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustment to any cash or equity-based incentive compensation paid to executive officers and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, the Company will seek to recover any amount determined to have been inappropriately received by the individual executive.

Tax and Accounting Issues.

Deductibility of Executive Compensation. A Federal tax law currently limits our ability to deduct certain executive’s compensation in excess of $1,000,000 unless such compensation qualifies as “performance-based compensation” or certain other exceptions are met. The Compensation Committee has continued to analyze the structure of its salary and various compensation programs in light of this law. The Compensation Committee’s present intent is to take steps to ensure the continued deductibility of its executive compensation where appropriate. For this reason, the Compensation Committee and the Board of Directors recommended, and the shareowners approved, the current Stock Incentive Plan and the current Annual Incentive Plan at the 2008 Annual Meeting so that certain compensation payable thereunder would qualify for the “performance-based compensation” exception to the $1,000,000 deduction limit and thereby continue to be deductible by the Company.

Nonqualified Deferred Compensation. On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. Final regulations were issued by the Internal Revenue Service in April 2007, requiring compliance effective January 1, 2009.  During 2008, the Company made the necessary changes to its various employee plans to bring them into compliance with the final regulations.  A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided below under the heading “Nonqualified Deferred Compensation.”

SUMMARY COMPENSATION TABLE

The following table provides information regarding compensation paid or to be paid by us or any of our subsidiaries to the CEO, to each person who served as the CFO during 2009 and the three other most highly compensated executive officers at December 31, 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
P.B. Delaney, President and Chief Executive Officer (5)	2009 2008 2007	$783,193 $775,000 $591,063 (6)	0 0 0	$1,770,124 $1,430,322 $363,280	0 0 0	$895,252 $373,248 $525,026	$1,838,111 $940,904 $272,054	$79,272 $78,338 $52,142	$5,365,952 $3,597,812 $1,803,565
S. Trauschke Vice President and Chief Financial Officer (7)	2009	$266,273	$175,000	$547,163	0	$214,850	$0	$91,454	$1,294,740
S. Forbes, Controller and Chief Accounting Officer (8)	2009 2008 2007	$231,919 $229,500 $223,000	0 $50,000 0	$163,057 $113,643 $54,478	0 0 0	$120,913 $42,010 $108,880	$28,370 $14,383 $15,914	$18,497 $22,453 $21,530	$562,756 $471,989 $423,802
D.P. Harris, Sr. Vice President and Chief Operating Officer, OGE Energy and President, Enogex LLC	2009 2008 2007	$516,866 $510,000 $355,463 (9)	0 0 0	$892,915 $642,804 $111,784	0 0 0	$486,557 $202,276 $228,750	$0 $360,773 $551,462	$19,750 $35,160 $27,728	$1, 916 , 088 $1,751,013 $1,275,187
E.K. Mitchell, Sr. Vice President and Chief Operating Officer, Enogex LLC	2009 2008 2007	$298,569 $293,500 $219,542	$80,625 (10) 0 $80,625 (10)	$292,595 $211,372 $37,140	0 0 0	$182,415 $81,504 $85,500	$0 $119,199 $180,818	$14,185 $22,960 $8,752	$ 868,389 $728,535 $612,377
S.E. Merrill, Vice President, Human Resources (11)	2009	$221,548	$71,250 (10)	$184,517	0	$150,398	$33,850	$16,773	$678,336
(1)
Amounts in this column reflect the grant date fair value amount of performance units granted in the applicable year.  The grant date fair value amount is based on a probable value of these awards, or target value, of 100% payout.   All performance units are subject to a three-year performance period. The terms of 75% of the performance units granted to each executive officer in 2009 entitle the officer to receive from 0% to 200% of the performance units granted depending upon the Company’s TSR over a three-year period measured against the TSR for such period by a peer group selected by the Compensation Committee.  For the remaining 25% of performance units granted in 2009, the officer is entitled to receive from 0% to 200% of the performance units granted based on the growth in the Company’s EPS measured against the Earnings Growth Target set by the Compensation Committee for such period. The assumptions used in the valuation are discussed in Note 4 to our Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2009.  Assuming achievement of the performance goals at the maximum level, the grant date fair value of the performance units granted in 2009 would be:  Mr. Delaney, $3,540,248; Mr. Trauschke, $1,094,326; Mr. Forbes, $326,114; Mr. Harris, $1,785,830; Mr. Mitchell, $585,190; and Mr. Merrill, $369,034.

(2)	Amounts in this column reflect payments under our Annual Incentive Compensation Plan.
(3)
Amounts in this column reflect the actuarial increase in the present value of the named executive officer’s benefits under all pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested.  During 2009, the methodology for calculating the present value of the accumulated benefit under all pension plans changed due to a change in the Company’s actuary which resulted in a negative change in the pension value for Mr. Harris of ($330,184) and for Mr. Mitchell of ($134,175).

(4)
Amounts in this column for 2009 reflect: (i) for Mr. Delaney, $28,207 ((401(k) Plan and Deferred Compensation Plan), $39,366 (insurance premiums) and $11,699 (use of Company car, dining and country club memberships and payment for an annual exam); (ii) for Mr. Trauschke, $12,846 ((401(k) Plan and Deferred Compensation Plan), $2,158 (insurance premiums), $53,000 (relocation and related benefits) and $23,450 (gross-up payments for taxes on the relocation expenses); (iii) for Mr. Forbes, $16,344 ((401(k) Plan and Deferred Compensation Plan) and $2,153 (insurance premiums); (iv) for Mr. Harris, $14,317 ((401(k) Plan and Deferred Compensation Plan) and $4,297 (insurance premiums); (v) for Mr. Mitchell, $10,330 ((401(k) Plan Deferred Compensation Plan) and $2,696 (insurance premiums) and (vi) for Mr. Merrill, $14,700 ((401(k) Plan and Deferred Compensation Plan) and $2,073 (insurance premiums).  A significant portion of the insurance premiums reported for each of these individuals is for life insurance policies and such premiums are recovered by the Company from the proceeds of the policies. Amounts shown as 401(k) Plan and Deferred Compensation Plan represent Company contributions for the individual under those plans. In addition, amounts in the column include the value of the perquisites for the named executive officers, but, in each instance, other than Mr. Delaney and Mr. Trauschke, the amount was less than $10,000 in 2009. As discussed in “Compensation Discussion and Analysis” above, Mr. Delaney received use of a Company car, dining and country club memberships and payment for an annual physical exam, and Mr. Trauschke received reimbursement for relocation expenses and related benefits and gross-up payments for taxes on the relocation expenses.

(5)	Mr. Delaney was elected CEO on September 22, 2007. Prior thereto, he served as President and COO.
(6)	Following his appointment as Chairman of the Board and CEO, Mr. Delaney’s annual salary was increased, effective as of October 1, 2007, from $531,000 to $775,000.
(7)	Mr. Trauschke was named Vice President and CFO in April 2009.
(8)	Prior to Mr. Trauschke being named Vice President and CFO in April 2009, Mr. Forbes served as the Interim CFO from July 2008 to April 2009.
(9)	Following his appointment as Sr. Vice President and COO, Mr. Harris’s salary was increased, effective as of October 1, 2007, from $305,000 to $510,000.
(10)
Represents the final installment of retention payments from an agreement entered into in 2007 in connection with proposed initial public offering of OGE Enogex Partners, L.P. which public offering was subsequently terminated.

(11)
Mr. Merrill served as Vice President and CFO of Enogex until his appointment as Vice President – Human Resources of the Company in August 2009.  Mr. Merrill’s salary was increased, effective as of August 3, 2009, to $245,000.

Grants of Plan-Based Awards Table for 2009

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
P.B. Delaney	2/12/09 2/12/09	0	$665,714	$998,571	0	73,244	146,488	N/A	N/A	N/A	$1,770,124
S. Trauschke	4/24/09 4/24/09	0	$159,764	$239,646	0	22,746	45,492	N/A	N/A	N/A	$547,163
S. Forbes	2/12/09 2/12/09	0	$92,768	$139,152	0	6,747	13,494	N/A	N/A	N/A	$163,057
D.P. Harris	2/12/09 2/12/09	0	$361,806	$542,709	0	36,947	73,894	N/A	N/A	N/A	$892,915
E.K. Mitchell	2/12/09 2/12/09	0	$134,356	$201,534	0	12,107	24,214	N/A	N/A	N/A	$292,595
S.E. Merrill	2/12/09 2/12/09	0	$110,774	$166,161	0	7,635	15,270	N/A	N/A	N/A	$184,517
(1) Amounts reflect the grant date fair value based on a probable value of these awards, or target value, of 100% payout.

Amounts in columns (c), (d) and (e) of the Grants of Plan-Based Awards T able for 2009 above represent the minimum, target and maximum amounts that would be payable pursuant to the 2009 annual incentive awards made under the Annual Incentive Compensation Plan. As described in the Compensation Discussion and Analysis section above, the amount that each executive officer received was dependent upon performance against two or more of the following performance measures: Earnings Target, O&M Target, Safety Target and Unregulated Income Target. For each Company performance measure, the Compensation Committee established a minimum level of performance (below which no payout would be made), a target level of performance (at which a 100% payout would be made) and a maximum level of performance (at or above which a 150% payout would be made). The percentage of the targeted amount that an executive officer ultimately received based on corporate performance was subject to being decreased, but not increased, at the discretion of the Compensation Committee. For 2009, payouts of these annual incentive awards were made in cash and are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Amounts in columns (f), (g) and (h) above represent awards of performance units under the Company’s Stock Incentive Plan. All payouts of such performance units will be made in shares of the Company’s Common Stock. As described in more detail in the Compensation Discussion and Analysis section above, the terms of 75% of the performance units granted to each executive officer (other than Mr. Trauschke) in 2009 entitle the officer to receive from 0% to 200% of the performance units granted depending upon the Company’s TSR over a three-year period measured against the TSR for such period by a peer group selected by the Compensation Committee. At the end of the three-year period (i.e., December 31, 2011), the terms of these performance units provide for payout of 100% of the performance units initially granted if the Company’s TSR is at the 50th percentile of the peer group, with higher payouts for performance above the 50th percentile up to 200% of the performance units granted if the Company’s TSR is at or above the 90th percentile of the peer group. The terms of these performance units provide for payouts of less than 100% of the performance units granted if the Company’s TSR is below the 50th percentile of the peer group, with no payout for performance below the 35th percentile.

For the remaining 25% of performance units granted in 2009, the officer (other than Mr. Trauschke) is entitled to receive from 0% to 200% of the performance units granted based on the growth in the Company’s EPS measured against the Earnings Growth Target set by the Compensation Committee for such period. At the end of the three-year period (i.e., December 31, 2011), the terms of these performance units provide for payout of 100% of the performance units initially granted if the rate of growth of the Company’s EPS during such period is at the Earnings Growth Target, with higher payouts for growth rates in excess of the Earnings Growth Target up to 200% for growth rates at or above 150% of the Earnings Growth Target and payout of less than 100% for growth rates below the Earnings Growth Target, with no payouts for growth rates below 62.5% of the Earnings Growth Target. The Company’s earnings growth rate is calculated on a point-to-point basis by dividing by one-third the percentage increase in the Company’s EPS for the year ended December 31, 2011, compared to the benchmark of $2.49 for 2008.

Mr. Trauschke received two long-term incentive awards upon his commencement of employment in April 2009.  The targeted amount of the first award was 105% of Mr. Trauschke’s salary and the targeted amount of the second award was $150,000.  The terms of the two awards to Mr. Trauschke were basically the same as the terms of the awards made to other executive officers.  For 75% of the performance units awarded to Mr. Trauschke whose payout is dependent on the Company’s TSR as measured against the TSR of the peer group selected by the Compensation Committee, the terms of these awards were identical to the awards made to other executive officers, except that the period for measuring TSR is from April 1, 2009 through December 31, 2011 in the case of one of the grants to Mr. Trauschke and from April 1, 2009 through December 31, 2010 for the other grant to Mr. Trauschke.  For the remaining 25% of the performance units granted to Mr. Trauschke whose payout is dependent on EPS growth, the terms of these awards are also identical to the comparable awards made to other executive officers, subject to three exceptions.  First, the growth in EPS will be measured against $2.51 (which is the $2.51 earned from continuing operations by the Company for the twelve months ended March 31, 2009).  Second the performance period for measuring EPS growth will commence on April 1, 2009 and end December 31, 2011 in the case of one of the awards made to Mr. Trauschke and will end on December 31, 2010 for the other award.  Third, the maximum payout of the second award to Mr. Trauschke (i.e., the award with a targeted amount of $150,000), was set at 150%, not 200% as was the case with all other awards to executive officers.

Based on the grant date fair value of equity awards granted to the named executive officers in 2009 and the base salary of the named executive officers, “Salary” accounted for approximately 24% to 47% of total compensation (i.e. salary plus incentive compensation), while incentive compensation accounted for approximately 53% to 76% of total compensation, assuming achievement of a target level of performance for each named executive officer.

Outstanding Equity Awards at 2009 Fiscal Year-End Table

Option Awards	Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexerciseable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
P.B. Delaney	44,000 13,200 77,400	0 0 0	0 0 0	$23.575 $16.685 $22.700	1/21/2014 1/27/2013 3/15/2012	N/A	N/A	146,488 (3) 93,870 (4)	$5,403,942 $3,462,864
S. Trauschke	0	0	0	N/A	N/A	N/A	N/A	33,122 (3) 12,370 (4)	$1,221,871$456,329
S. Forbes	0	0	0	N/A	N/A	N/A	N/A	13,494 (3) 7,458 (4)	$497,793 $275,126
D.P. Harris	0	0	0	N/A	N/A	N/A	N/A	73,894 (3) 42,186 (4)	$2,725,949 $1,556,242
E.K. Mitchell	0	0	0	N/A	N/A	N/A	N/A	24,214 (3) 13,872 (4)	$893,254 $511,738
S.E. Merrill	0	0	0	N/A	N/A	N/A	N/A	15,270 (3) 8,396 (4)	$563,310 $309,728

(1)	The number of units is based on achieving maximum performance resulting in payout of 200% of target.
(2)	Values were calculated based on a $36.89 closing price of OGE Energy Common Stock, as reported on the NYSE at December 31, 2009.
(3)
These amounts represent performance units for the performance period January 1, 2009 through December 31, 2011, other than the performance units for Mr. Trauschke, for which the performance period is April 1, 2009 through December 31, 2011.

(4)
These amounts represent performance units for the performance period January 1, 2008 through December 31, 2010, other than the performance units for Mr. Trauschke, for which the performance period is April 1, 2009 through December 31, 2010.

2009 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
P.B. Delaney	30,000	$481,695	24,176	$891,853
S. Trauschke	0	0	0	0
S. Forbes	0	0	3,626	$133,763
D.P. Harris	23,301	$301,025	7,439	$274,425
E. K. Mitchell	3,100	$23,707	2,471	$91,155
S.E. Merrill	0	0	0	0
(1)
Reflects value of payout of performance units awarded in January 2007, 75% of whose payout was dependent on the achievement of a Company performance goal based on TSR for the three-year period ended December 31, 2009 and 25% was dependent on the achievement of a Company performance goal based on annual growth in EPS over the same period. The Company’s TSR for such period was at approximately the 66th percentile (approximately the top 34%) of the peer group and the Company’s annual average EPS growth for such period was 2.86%, which resulted in overall payouts in February 2010 of 121% of the performance units originally awarded in January 2007. Awards were all paid out in shares of the Company’s common stock.

2009 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
P.B. Delaney	Qualified Plan Restoration Plan SERP	7.75 7.75 10.75	$104,501 $290,928 $6,079,272	0 0 0
S. Trauschke (3)	Qualified Plan Restoration Plan	N/A N/A	N/A N/A	0 0
S. Forbes	Qualified Plan Restoration Plan	4.33 4.33	$49,587 $24,037	0 0
D.P. Harris	Qualified Plan Restoration Plan	13.67 13.67	$358,701 $551,142	0 0
E.K. Mitchell	Qualified Plan Restoration Plan	15.08 15.08	$341,137 $127,092	0 0
S.E. Merrill	Qualified Plan Restoration Plan	2.33 2.33	$30,026 $3,824	0 0

(1)
Generally, a participant’s years of credited service are based on his or her years of employment with the Company. However, in connection with Mr. Delaney’s hiring in 2002, he was awarded three additional years of credited service under the SERP. These additional years of service accelerate the early retirement eligibility and vesting of Mr. Delaney’s SERP benefit by three years from age 58 to age 55 but have no impact in determining the present value of his accumulated SERP benefit payable at his normal retirement age.

(2)
Amounts in this column reflect the present value of the named executive officer’s benefits under all pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in Note 11 to our Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2009, and includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested.

(3)	As Mr. Trauschke began employment with the Company on April 24, 2009, he does not have an accumulated retirement benefit until he has completed 12 months of service.

The Company and its subsidiaries maintain a Pension Plan generally covering all employees who have completed one year of service and were hired prior to December 1, 2009.  In October 2009, the Company’s Pension Plan and the Company’s 401(k) Plan were amended, effective December 31, 2009, to offer a one-time irrevocable election (the “Choice Program”) for eligible employees, depending on their hire date, to select a future retirement benefit combination from the Company’s Pension Plan and the Company’s 401(k) Plan.  Eligible employees hired before February 1, 2000, were allowed to select one of three options as the future benefit combination and eligible employees hired on or after February 1, 2000, and before December 1, 2009, were allowed to select from two options as the future benefit combination as discussed below.

Eligible employees hired before February 1, 2000, were allowed to select one of following three options as the future benefit combination:

Option 1: Stay or participate in the current Pension Plan where employees will receive the greater of the cash balance benefit discussed below under Option 1 for employees hired after February 1, 2000 or a benefit based primarily on years of credited service and the average of the five highest consecutive years of compensation (which for the executives named in the Summary Compensation Table consists of salary and bonus) during an employee’s last 10 years prior to retirement, with reductions in benefits for each year prior to age 62 unless the employee’s age and years of credited service equal or exceed 80.  Social Security benefits are deducted in determining benefits payable under the Pension Plan. Compensation covered by the Pension Plan includes salaries, annual bonuses or incentive compensation and overtime pay.  Also, as part of Option 1, employees will stay in their current 401(k) Plan matching contribution formula where, for each pay period beginning on or after January 1, 2010, the Company contributes to the 401(k) Plan, on behalf of each participant, 50% of the participant’s contributions up to six percent of compensation for participants who have less than 20 years of service (as defined in the 401(k) Plan) and 75% of the participant’s contributions up to six percent of compensation for participants who have 20 or more years of service.

Option 2: Freeze the current monthly income benefit under the Pension Plan at December 31, 2009, and, for each pay period beginning on or after January 1, 2010, the Company will also contribute to the 401(k) Plan, on behalf of each participant, 200% of the participant’s contributions up to five percent of compensation.

Option 3: Freeze and convert the current Pension Plan benefit at December 31, 2009, which will be based on the lump-sum value of the participant’s benefit at December 31, 2009, determined as if the participant had terminated employment and commenced benefit payments on that date, to a stable value account balance which will only accrue annual interest credits in the future, and, for each pay period beginning on or after January 1, 2010, the Company will also contribute to the 401(k) Plan, on behalf of each participant, 100% of the participant’s contributions up to six percent of compensation.

Eligible employees hired on or after February 1, 2000, and before December 1, 2009, were allowed to select from the following two options as the future benefit combination:

Option 1: Stay or participate in the current Pension Plan’s cash balance benefit, under which the Company annually will credit to the employee’s account an amount equal to five percent of the employee’s annual compensation plus accrued interest, as well as stay in their current 401(k) Plan matching contribution formula where, for each pay period beginning on or after January 1, 2010, the Company contributes to the 401(k) Plan, on behalf of each participant, 100% of the participant’s contributions up to six percent of compensation.

Option 2: Elect not to participate in or, for those currently participating, freeze the current cash balance benefit under the Pension Plan at December 31, 2009 so that it will only accrue annual interest credits in the future, and, for each pay period beginning on or after January 1, 2010, the Company will also contribute to the 401(k) Plan, on behalf of each participant, 200% of the participant’s contributions up to five percent of compensation.

Employees hired or rehired on or after December 1, 2009, will only be eligible to participate in the 401(k) Plan where, for each pay period, the Company will contribute to the 401(k) Plan, on behalf of each participant, 200% of the participant’s contributions up to five percent of compensation.

Retirement benefits under the Pension Plan are payable to participants upon normal retirement (at or after age 65) or early retirement (at or after attaining age 55 and completing five or more years of service), to former employees after reaching retirement age (or, if elected, following termination) who have completed three or more years of service before terminating their employment and to participants after reaching retirement age (or, if elected, following termination) upon total and permanent disability. The benefits payable under the Pension Plan are subject to maximum limitations under the Code. Should benefits for a participant exceed the permissible limits of the Code or should the participant defer compensation to the Company’s nonqualified deferred compensation plan discussed below, the Retirement Restoration Plan will provide benefits through a lump-sum distribution following retirement as provided in the Retirement Restoration Plan, which benefits shall be actuarially equivalent to the amounts that would have been, but cannot be, payable to such participant annually under the Pension Plan because of the Code limits or deferrals to the nonqualified deferred compensation plan. The Company and its subsidiaries fund the estimated benefits payable under the Retirement Restoration Plan through contributions to a grantor trust for the benefit of those employees who will be entitled to receive payments under the Retirement Restoration Plan. Of the named executive officers, none are eligible for early retirement, except for Mr. Delaney.

In 1993, OG&E adopted a SERP which is an unfunded supplemental executive retirement plan that is not subject to the benefit limits imposed by the Code. The plan generally provides for an annual retirement benefit at age 65 equal to 65% of the participant’s average compensation during his or her final 36 months of employment, reduced by Social Security benefits, by amounts payable under the Pension and Retirement Restoration Plans described above and by amounts received under pension plans from other employers. For a participant in the SERP who retires before age 65, the 65% benefit is reduced, with the reduction being one percent per year for ages 62 through 64, an additional two percent per year for ages 60 through 61, an additional four percent per year for ages 58 through 59 and an additional six percent per year for ages 55 through 57, so that a participant retiring at age 55 would receive 32% of his average compensation during his final 36 months, reduced by the deductions set forth above. Payment will be made in a lump sum following termination as provided in the SERP in an amount equal to the actuarial equivalent of the applicable annuity. Other than Mr. Delaney, no employee participated in the SERP during 2009.

2009 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings (Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
(a)	(b)	(c)	(d)	(e)	(f)
P.B. Delaney	$186,624	$13,507	$142,681	0	$1,765,536
S. Trauschke	$8,827	0	$206	0	$10,309
S Forbes	$136,964	$8,127	$131,360	0	$484,412
D.P. Harris	$116,644	$11,867	$221,525	0	$1,009,075
E.K. Mitchell	$46,158	$2,981	$16,419	0	$172,216
S.E. Merrill	0	0	0	0	0
(1)
All executive and registrant contributions in the last fiscal year are reported as compensation to such executive officer in the Summary Compensation Table on page 31. The specific aggregate amounts reported for each of such officers is: P.B. Delaney, $200,131; S. Trauschke, $8,827; S. Forbes, $145,091; D.P. Harris, $128,511; E.K. Mitchell; $49,139 and S.E. Merrill, $0.

(2)
Reflects the following amounts for each of the following executive officers that were reported as compensation to such executive officer in prior Summary Compensation Tables: P.B. Delaney, $1,422,724; S. Trauschke, $0; S. Forbes, $207,870; D.P. Harris, $657,472; E.K. Mitchell, $105,587 and S.E. Merrill, $0.

The Company has a nonqualified deferred compensation which is intended to be an unfunded plan.  The deferred compensation plan allows key employees, including all executive officers, to defer compensation above government limitations on 401(k) contributions that apply to the Company’s 401(k) Plan and to defer taxation on all earnings on compensation deferred into the plan. Under the terms of the deferred compensation plan, participants have the opportunity to elect to defer each year up to 70% of their base salary and up to 100% of their annual bonus awards.

The Company matches deferrals to make up for any match lost in the 401(k) Plan because of deferrals to the deferred compensation plan, and to allow for a match that would have been made under the 401(k) Plan on that portion of either the first six percent of total compensation or the first five percent of total compensation, depending on the option the participant elected under the Choice Program discussed above, deferred that exceeds the limits allowed in the 401(k) Plan. Matching credits vest based on years of service, with full vesting after six years or, if earlier, on retirement, disability, death, a change in control of the Company or termination of the plan.

Deferrals, plus any Company match, are credited to a special recordkeeping account in the participant’s name. Earnings on the deferrals are indexed to the assumed investment funds selected by the participant. For 2009, those investment fund options (and investment returns) included an OGE Energy Common Stock fund (50.22%); VIF Money Market (Vanguard) (0.62%); VIT Total Return Admin (PIMCO) (14.03%); VIT Real Return Admin (PIMCO) (18.35%); Long and Short Strategic Opportunities (LASSO) (13.13%); VIT Value Svc (MFS) (22.45%); Stock Index Initial (Dreyfus) (26.33%); IS Growth 2 (American Funds) (39.41%); Mid Cap Value Portfolio (Janus Aspen Perkins) (32.92%); UIF Mid Cap Growth I (Morgan Stanley) (57.66%); Small Cap (Royce Capital) (35.20%); VIF Small Company Growth (Vanguard) (39.38%); VIT II International Value Svc (MFS) (25.11%); and IS International 2 (American Funds) (43.07%).

 Normally, payments under the deferred compensation plan begin within one year after retirement. For these purposes, normal retirement age is 65 and the minimum age to qualify for early retirement is age 55 with at least five years of service. Benefits will be paid, at the election of the participant, either in a lump sum or a stream of annual payments for up to 15 years, or a combination thereof. Participants whose employment terminates before they qualify for retirement will receive their vested account balance in one lump sum following termination as provided in the plan. Participants also will be entitled to pre- and post-retirement survivor benefits. If the participant dies while in employment before retirement, his or her beneficiary will receive a payment of the account balance plus a supplemental survivor benefit equal to two times the total amount of base salary and bonuses deferred under the plan.  If the participant dies following retirement, his or her beneficiary will continue to receive the remaining vested account balance. Additionally, eligible surviving spouses will be entitled to a lifetime survivor annuity payable annually. The amount of the annuity is based on 50% of the participant’s account balance at retirement, the spouse’s age and actuarial assumptions established by the Company’s Benefits Committee.

At any time prior to retirement, a participant may withdraw all or part of amounts attributable to his or her vested account balance at December 31, 2004, subject to a penalty of 10% of the amount withdrawn. In addition, at the time of the initial deferral election, a participant may elect to receive one or more in-service distributions on specified dates without penalty. Hardship withdrawals, without penalty, of amounts attributable to a participant’s vested account balance as of December 31, 2004 may also be permitted at the discretion of the Company’s Benefits Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee oversees (i) the compensation of the Company’s directors and principal officers, (ii) the Company’s executive compensation policy and (iii) the Company’s benefit programs.

The Compensation Committee has five members, none of whom has any relationship to the Company that interferes with the exercise of his or her independence from management and the Company, and each of whom qualifies as independent under the standards used by the NYSE, where the Company’s shares are listed.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis appearing elsewhere in this proxy statement. Based on the review and discussions referred to above, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A.

Compensation Committee
Leroy C. Richie, Chairman
Wayne H.  Brunetti, Member
Luke R. Corbett, Member
John D. Groendyke, Member
Kirk Humphreys, Member

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

In connection with his appointment, the Company and Mr. Trauschke entered into an employment arrangement, the terms of which are summarized above in the Compensation Discussion and Analysis section.   If Mr. Trauschke voluntarily resigns or is terminated for cause within two years after his start date, he will forfeit his entire $175,000 signing bonus and must repay it (to the extent previously paid), including amounts withheld for taxes.   If the Company should terminate Mr. Trauschke’s employment within two years of his start date of April 24, 2009, other than for cause, the Company is required to pay Mr. Trauschke an amount equal to 1.5 times his then annual rate of base salary.   If Mr. Trauschke decides to terminate employment prior to his two year anniversary date, he will be required to repay certain moving expenses.  Assuming that Mr. Trauschke was terminated by the Company for other than cause on December 31, 2009, Mr. Trauschke would have been entitled to a payment of $573,750.

The Company has entered into employment agreements with each officer of the Company that will become effective only upon a change of control of the Company. Under the agreements, a change of control generally means (i) any acquisition of 20% or more of the Company’s Common Stock (subject to limited exceptions for acquisitions directly from the Company, acquisitions by the Company or one of the Company’s employee benefit plans, or acquisitions pursuant to specified business combinations approved by a majority of the incumbent directors), (ii) directors of the Company as of the date of the agreements and those directors who have been elected subsequently and whose nomination was approved by such directors fail to constitute a majority of the Board, (iii) a merger, share exchange or sale of all or substantially all of the assets of the Company (each, a “business combination”) (except specified business combinations approved by a majority of the incumbent directors), or (iv) shareowner approval of a complete liquidation or dissolution of the Company.

Under the agreements, the officer is to remain an employee for a three-year period following a change of control of the Company (the “Employment Period”). During the Employment Period, the officer is entitled to (i) an annual base salary in an amount at least equal to his or her base salary prior to the change of control, (ii) an annual bonus in an amount at least equal to his or her highest bonus in the three years prior to the change of control and (iii) continued participation in the incentive, savings, retirement and welfare benefit plans. The officer also is entitled to payment of expenses and provision of fringe benefits to the extent paid or provided to (i) such officer prior to the change of control or (ii) if more favorable, other peer executives of the Company.

If, during the Employment Period, the employer terminates the officer’s employment for reasons other than cause, death or disability or if the officer terminates his or her employment for good reason, the officer is entitled to the following payments: (i) all accrued and unpaid compensation and a prorated annual bonus and (ii) a severance payment equal to 2.99 times the sum of such officer’s (a) annual base salary and (b) highest recent annual bonus. The officer is entitled to receive such amounts in a lump-sum payment within 30 days of termination, although if the officer is a “specified employee” (within the meaning of Code Section 409A), payment of the prorated bonus and severance payment will be delayed until the first day of the seventh month following the officer’s termination (or earlier death). The officer also is entitled to continued welfare benefits for three years and outplacement services. If these payments and benefits, when taken together with any other payments to the officer, would result in the imposition of the excise tax on excess parachute payments under Section 4999 of the Code, then the severance benefits will be reduced to the extent where no excise tax would be payable if such reduction results in a greater after-tax payment to the officer. For these purposes, good reason means (i) a diminution in the officer’s position, authority, duties or responsibilities, (ii) a failure by the Company to comply with specified provisions of the employment agreement, (iii) the officer is required to be based at a different office or location 50 miles or more away or is required to travel to a substantially greater extent, and (iv) any purported termination by the Company of the officer’s employment other than as expressly permitted by the employment agreement. In addition, for an individual who became an officer prior to January 1, 2009, a termination by the officer for any reason during the 30-day period following the first anniversary of the change of control will be deemed a termination for good reason.

Assuming that a change of control had occurred and the named executive officers were terminated on December 31, 2009 and that the price of OGE Energy’s Common Stock was $36.89 (the closing price on December 31, 2009), then the named executive officers would have been entitled to the following lump sum severance payments under their employment agreements: P.B. Delaney, $5,075,082; S. Trauschke, $1,786,077; S. Forbes, $1,071,655; D.P. Harris, $3,055,949; E.K. Mitchell, $1,484,281 and S.E. Merrill $1,182,240.  For these purposes, we have assumed that the payments would not result in the imposition of the excise tax on excess parachute payments, which if triggered, could result in a reduction of the foregoing amounts. The named executive officers would also be entitled to outplacement services, valued at approximately $50,000 each, and continued welfare benefits for three years at a value of approximately $31,000 each. For these purposes we have assumed that health care costs will increase at the rate of nine percent per year. These officers also would be entitled to the retirement benefits they would otherwise be entitled to receive as set forth in the 2009 Pension Benefits T able on page 35.  Finally, matching credits under the nonqualified deferred compensation plan would vest and the officers would be entitled to the benefits set forth in the  2009 Nonqualified Deferred Compensation T able on page 37.

In addition, pursuant to the terms of the Company’s incentive compensation plans, upon a change of control, all stock options and restricted stock will vest immediately and, for a 60-day period following the change of control, executive officers may surrender their options and receive in return a cash payment equal to the excess of the change of control price (as defined) over the exercise price; all performance units will vest and be paid out immediately in cash as if the applicable performance goals had been obtained at target levels; and any annual incentive award outstanding for the year in which the participant’s termination occurs for any reason other than cause, within 24 months after the change of control will be paid in cash at target level on a prorated basis. Although all outstanding stock options are already exercisable, upon a change of control, executive officers could surrender their options and receive a cash payment equal to the excess of the change of control price over the exercise price. Assuming that a change of control occurred on December 31, 2009 and that the price of our common stock (and the change of control price) was $36.89 (the closing price on December 31, 2009), then the named executive officers would have been entitled to the following lump sum payments for outstanding stock options and performance unit awards: P.B. Delaney, $6,384,275; S. Trauschke, $839,100; S. Forbes, $386,460; D.P. Harris, $2,141,096; E.K. Mitchell, $702,496  and S.E. Merrill, $436,519.  In addition, each executive officer would have received the same payout of the earned annual incentive compensation for 2009 that is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 31 and the same payout of long-term compensation for the performance units whose three-year performance period ended December 31, 2009 as reflected in the Stock Awards - Value Realized on Vesting column in the  2009 Option Exercises and Stock Vested Table on page 35. The reason for the same payouts is that the individual would have been employed throughout the entire performance period for the awards.

If a named executive officer terminates employment other than following a change of control as described above, such officer will be entitled to receive amounts earned during the course of his or her employment, including accrued salary and unpaid salary and unused vacation pay. If the termination was a result of death, disability or retirement, the executive officer or his or her representative could exercise his or her stock options generally for three years (one year in the event of death for shares granted prior to 2004) or their stated term, if less, and would be entitled to a regular payout of any earned annual and long-term awards whose performance periods had ended prior to the individual’s termination, and to a pro-rated payout (based on the individual’s number of full months of employment during the applicable performance period) for other outstanding annual and long-term incentive awards when and if payouts of such awards are subsequently earned and are made to participants who did not terminate their employment. Assuming that the named executive officers terminated their employment as a result of death, disability or retirement on December 31, 2009, each executive officer would have received the same payout of the earned annual incentive compensation for 2009 that is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 31 and the same payout of long-term compensation for the performance units whose three-year performance period ended December 31, 2009 as reflected in the Stock Awards - Value Realized on Vesting column in the  2009 Option Exercises and Stock Vested Table on page 35. The reason for the same payouts is that the individual would have been employed throughout the entire performance period for the awards. If the named executive officer elects to exercise his options at the time of termination and, assuming that the price of our common stock was $36.89 (the closing price on December 31, 2009), then the value realized on the exercise of the options for the named executive officers would have been as follows: P.B. Delaney, $1,950,872; S. Trauschke, $0; S. Forbes, $0; D.P. Harris, $0; E.K. Mitchell, $0 and S.E. Merrill, $0.  In addition, for the outstanding grants of performance units whose performance periods end on December 31, 2010 and December 31, 2011 and assuming that the named executive officers terminated their employment as a result of death, disability or retirement on December 31, 2009, that the applicable goals for such performance units were subsequently satisfied at target levels and that the price of OGE Energy’s Common Stock was $36.89 (the closing price on December 31, 2009) at the time payouts of such performance units occurred, then the named executive officers would be entitled to receive Common Stock of the Company having the following values at the time payout of such performance units occurred: P.B. Delaney, $1,154,288 for the performance units whose performance period ends December 31, 2010 and $900,657 for the performance units whose performance period ends December 31, 2011; S. Trauschke, $97,785 for the performance units whose performance period ends December 31, 2010 and $166,619 for the performance units whose performance period ends December 31, 2011; S. Forbes, $91,709 for the performance units whose performance period ends December 31, 2010 and $82,966 for the performance units whose performance period ends December 31, 2011; D.P. Harris, $518,747 for the performance units whose performance period ends December 31, 2010 and $454,325 for the performance units whose performance period ends December 31, 2011; E.K. Mitchell, $170,579 for the performance units whose performance period ends December 31, 2010 and $148,876 for the performance units whose performance period ends December 31, 2011; and S.E. Merrill, $103,243 for the performance units whose performance period ends December 31, 2010 and $93,885 for the performance units whose performance period ends December 31, 2011.

Mr. Delaney also is entitled to a death benefit (equal to three times salary) under a split dollar life insurance arrangement with a third party life insurance company. Under the arrangement, insurance proceeds in excess of that amount help fund benefits payable under the Retirement Restoration Plan. If Mr. Delaney terminates employment for a reason other than death, the death benefit coverage terminates. The Company would then use the cash surrender value of the policy to help pay the benefit to which the employee is entitled under the Retirement Restoration Plan. Assuming that Mr. Delaney terminated his employment as a result of death on December 31, 2009, he would have been entitled to death benefits under this policy of $2,349,579.

In addition to the benefits described above, upon retirement, the executive officers will be entitled to receive the retirement benefits described in the  2009 Pension Benefits T able on page 35 and the nonqualified deferred compensation benefits set forth in the  2009 Nonqualified Deferred Compensation T able on page 37 as well as contributory lifetime retiree medical benefits if they were hired prior to February 1, 2000 and noncontributory lifetime retiree life insurance at 60% of pre-retirement levels but not more than $20,000 or less than $10,000.

SECURITY OWNERSHIP

The following table shows the number of shares of the Company’s Common Stock beneficially owned on March 1, 2010, by each Director, by each of the Executive Officers named in the Summary Compensation Table on page 31, and by all Executive Officers and Directors as a group and by each shareholder owning five percent or more of the Company’s Common Stock:

	Number of Common		Number of Common
	Shares (1) (2) (3)		Shares (1) (2) (3)

James H. Brandi	1,000	P.B. Delaney	2 71 , 363
Wayne H. Brunetti	14,345	S. Trauschke	887
Luke R. Corbett	63, 652	S. Forbes	1 0 , 540
John D. Groendyke	50, 843	D.P. Harris	3 5 , 888
Kirk Humphreys	10, 870	E.K. Mitchell	1 3 , 001
Robert Kelley	6 5 , 830	S.E. Merrill	1, 390
Linda Petree Lambert Robert O. Lorenz	16,541 24, 468	All Executive Officers and Directors as a group (30 persons)	803 , 028
Leroy C. Richie	6,089	BlackRock, Inc. (4)	6,466,478
J.D. Williams	35,353	40 East 52nd Street
		New York, NY 10022

(1)
Ownership by each executive officer is less than 1.0% of the class, by each director other than Mr. Delaney is less than 0.3% of the class and, for all executive officers and directors as a group, is less than 0. 9 % of the class. Amounts shown include shares for which, in certain instances, an individual has disclaimed beneficial interest. Amounts shown for executive officers include 109,205 shares of Common Stock representing their interest in shares held under the Company’s 401(k) Plan and Officer’s Deferred Compensation Plan for which in certain instances they have voting power but not investment power.

(2)
Amounts shown for Messrs. Brandi, Brunetti, Corbett, Groendyke, Humphreys, Kelley, Lorenz, Richie and Williams and Ms. Lambert include, 0; 4,345; 56, 353 ; 20, 343 ; 10, 870 ; 49, 730 ; 21, 468 ; 6,089; 18,227 and 11,916 common stock units, respectively, under the Deferred Compensation Plan.

(3)
Includes shares subject to stock options granted under the Company’s Stock Incentive Plan, exercisable within 60 days following March 1, 2010, as follows: Mr. Corbett, 5,100 shares; Mr. Kelley, 5,100 shares; Mr. Williams, 5,100 shares; and Mr. Delaney, 134,600 shares.

(4)
Based on a Schedule 13G filed on January 29, 2010, BlackRock, Inc. along with certain other affiliates, is deemed to beneficially own these shares.  These shares represented approximately 6.6 6 % of our outstanding common stock on  March 1, 2010.

The information on share ownership is based on information furnished to us by the individuals listed above and all shares listed are beneficially owned by the individuals or by members of their immediate family unless otherwise indicated.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 31, 2009 with respect to the shares of the Company’s Common Stock that may be issued under the existing equity compensation plans:

	A	B	C
Number of Securities
	Number of		Remaining Available
	Securities to be		for future issuances
	Issued upon	Weighted	under equity
	Exercise of	Average Price	compensation plans
	Outstanding	of Outstanding	(excluding securities
Plan Category	Options	Options	reflected in Column A)

Equity Compensation Plans
Approved by
Shareowners (1)	246,744	$21.98	2,695,128 (2)

Equity Compensation Plans
Not Approved by
Shareowners	0	N/A	N/A

(1)
Consists of the OGE Energy Corp. Stock Incentive Plan, which was approved by shareowners at the 1998 annual meeting, the OGE Energy Corp. 2003 Stock Incentive Plan, which was approved by shareowners at the 2003 annual meeting and the OGE Energy Corp. 2008 Stock Incentive Plan, which was approved by shareowners at the 2008 annual meeting.

(2)	Awards under the OGE Energy Corp. 2008 Stock Incentive Plan can take the form of stock options, stock appreciation rights, restricted stock or performance units.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, our directors and executive officers are required to report, within specified dates, their initial ownership in the Company’s Common Stock and subsequent acquisitions, dispositions or other transfers of interest in such securities. We are required to disclose whether we have knowledge that any person required to file such a report may have failed to do so in a timely manner. Except as set forth in the immediately succeeding sentences, to our knowledge, all of our officers and directors subject to such reporting obligations satisfied their reporting obligations in full in 2009.  In December 2009, Mr. Jean Leger, Vice President – Utility Operations, filed an amendment to his Form 3 to include holdings of common stock units in the deferred compensation plan that were omitted from the Form 3 originally filed in June 2008. In February 2010, Ms. Carla D. Brockman, former Vice President – Administration and Corporate Secretary, filed a late Form 4 to include the acquisition of common stock units in the deferred compensation plan in December 2009. In February 2010, Mr. Max Myers, Treasurer, filed an amendment to his Form 3 to include holdings of common stock that were omitted from the Form 3 originally filed in January 2009.  Mr. Myers also filed one Form 4 approximately three days late relating to the acquisition of common stock upon settlement of performance units and one Form 4 approximately four months late relating to the disposition of shares of common stock to the Company in connection with the vesting of restricted stock.

SHAREOWNER PROPOSALS

Any shareowner proposal intended to be included in the proxy statement for the Annual Meeting in 2011 must be received by the Company on or before December 2, 2010. Proposals received by that date, deemed to be proper for consideration at the Annual Meeting and otherwise conforming to the rules of the SEC, will be included in the 2011 proxy statement.

If you intend to submit a shareowner proposal for consideration at the Annual Meeting, but do not want it included in the proxy statement, you must follow the procedures established by our By-laws. These procedures require that you notify us in writing of your proposal. Your notice must be received by the Corporate Secretary at least 90 days prior to the meeting and must contain the following information:

•	a brief description of the business you desire to bring before the Annual Meeting and your reasons for conducting such business at the Annual Meeting;

•	your name and address;

•	the number of shares of Common Stock which you beneficially own; and

•	any material interest you may have in the business being proposed.

HOUSEHOLDING INFORMATION

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain shareowners of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Notice of Internet Availability or, as applicable, our Annual Report to Shareowners and proxy statement, unless one or more of these shareowners notifies us that they would like to continue to receive individual copies. This will reduce our printing costs and postage fees. Shareowners who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check or dividend reinvestment statement mailings.

If you and other shareowners of record with whom you share an address currently receive multiple copies of our Notice of Internet Availability or, as applicable, our Annual Report to Shareowners and/or proxy statement, or if you hold stock in more than one account, and in either case, you would like to receive only a single copy of the Notice of Internet Availability or, as applicable, the Annual Report to Shareowners or proxy statement for your household, please contact BNY Mellon Shareowner Services; P.O. Box 358035, Pittsburgh, PA 15252-8035 or phone toll free 1-888-216-8114.

If you participate in householding and would like to receive a separate copy of our Notice of Internet Availability or, as applicable, our Annual Report to Shareowners or this proxy statement, please call us at 405-553-3966 or write us at: OGE Energy Corp. Shareowner Relations, 321 North Harvey, P.O. Box 321, Oklahoma City, OK 73101-0321. We will deliver the requested documents to you promptly upon receipt of your request.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Notice of Internet Availability or our proxy statement or Annual Report to Shareowners may have been sent to multiple shareowners in your household. We will promptly deliver a separate copy of either document to you if you call us at 405-553-3966 or write us at: OGE Energy Corp. Shareowner Relations, 321 North Harvey, P.O. Box 321, Oklahoma City, OK 73101-0321. If you want to receive separate copies of the Annual Report to Shareowners and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder.

LOCATION OF THE NATIONAL COWBOY AND WESTERN HERITAGE MUSEUM

East Bound or West Bound I-44 Exit to Martin Luther King Ave., continuing north approximately .2 miles. Proceed west on Northeast 63rd Street .5 miles to National Cowboy and Western Heritage Museum.

Appendix A

Amendments to Restated Certificate of Incorporation

(additions are underlined and deletions are struckthrough)

VII.

      A. ELECTION AND TERMS OF DIRECTORS. Except as may otherwise be provided in or fixed by or pursuant to the  provisions  of Article IV hereof  relating to the rights of the  holders of any class or series of stock  having a  preference over the Common  Stock as to dividends or upon  liquidation  to elect  directors under specified circumstances,  the directors elected at or prior to the annual meeting of shareholders in 2010 shall be classified,  with respect to the time for which they severally hold office,  into three classes, as nearly equal in number as possible, ~~as shall be provided in the manner specified in the By-laws  of the  corporation,~~  with each class of directors to serve for a term  expiring at the annual  meeting of  shareholders  held in the third year following the year of their election and until their successors are elected and qualified, subject to earlier death, resignation or removal. ~~one  class to be  originally  elected  for a term expiring at the annual meeting of shareholders to be held in 1996, another class to be  originally  elected  for  a  term  expiring  at  the  annual  meeting  of shareholders to be held in 1997, and another class to be originally  elected for a term expiring at the annual meeting of  shareholders  to be held in 1998, with each class to hold office until its successor is elected and qualified.~~  At each annual meeting of shareholders of the corporation after the annual meeting of shareholders in 2010 and except as may otherwise be provided  in or fixed by or  pursuant  to the  provisions  of  Article IV hereof relating to the rights of the  holders of any class or series of stock  having a preference  over the Common Stock as to dividends or upon  liquidation  to elect directors  under  specified  circumstances,  the directors shall be elected for terms expiring at the next annual meeting of shareholders and until their successors are elected and qualified, subject to earlier death, resignation or removal; provided that the directors elected at or prior to the 2010 annual meeting of shareholders shall continue to serve until their terms expire. ~~the  successors  of  the  class  of directors whose term expires at that meeting shall be elected to hold office for a term  expiring at the annual  meeting of  shareholders  held in the third year following the year of their election.~~  In each case, directors shall hold office until their successors are elected and qualified.

B. SHAREHOLDER NOMINATION OF DIRECTOR CANDIDATES AND INTRODUCTION OF BUSINESSS. Advance notice of shareholder nominations for the election of directors, and advance notice of business to be brought by shareholders before an annual meeting of shareholders, shall be given in the manner provided in the By-laws of the corporation.

C. NEWLY CREATED DIRECTORSHIPS AND VACANCIES.  Except as may otherwise be provided in or fixed by or  pursuant to the  provisions  of Article IV hereof relating to the rights of the  holders of any class or series of stock  having a preference  over the Common Stock as to dividends or upon  liquidation  to elect directors  under  specified  circumstances:   (i)  newly  created  directorships resulting  from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation,  disqualification, removal or other  cause  shall be filled by the  affirmative  vote of a majority  of the remaining  directors then in office, even though less than a quorum of the Board of Directors;  (ii) any director elected in accordance with the preceding clause (i)  shall  hold  office until the next annual meeting of shareholders ~~for the  remainder  of the full  term of the  class of directors in which the new  directorship was created or the vacancy occurred~~ and until such director’s successor shall have been elected and qualified; and (iii) no decrease in the number of  directors  constituting  the Board of Directors shall shorten the term of any incumbent director.

D.  REMOVAL.  Except as may  otherwise  be  provided  in or fixed by or pursuant to the  provisions  of Article IV hereof  relating to the rights of the holders  of any class or series of stock  having a  preference  over the  Common Stock as to dividends or upon  liquidation to elect  directors  under  specified circumstances,  any director may be removed from office,  with or without cause, only by the  affirmative  vote of the  holders  of at least a majority~~80%~~ of the  combined voting power of the then outstanding shares of the corporation's  stock entitled to vote generally,  voting together as a single class.  Whenever in this Article VII or in Article  VIII  hereof or in Article  IX hereof,  the phrase  “the then outstanding  shares of the  corporation’s  stock entitled to vote  generally” is used, such phrase shall mean each then outstanding  share of Common Stock and of any other  class or series of the  corporation’s  stock that is entitled to vote generally  in the  election of directors  and whose  voting  privileges  are not generally restricted by any of the provisions of any Article hereof.

E. AMENDMENT OR REPEAL.  Notwithstanding  any other  provisions of this Article VII or of any other Article hereof or of the By-laws of the  corporation (and  notwithstanding  the fact that a lesser  percentage  may be specified from time to time by law, this Article VII, any other Article hereof,  or the By-laws of the  corporation),  the  provisions  of this  Article VII may not be altered, amended or repealed in any respect, nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least 80% of the combined voting power of the then  outstanding  shares of the  corporation's  stock  entitled  to vote generally, voting together as a single class.

A-1

Amendments to By-Laws

(additions are underlined and deletions are struckthrough)

ARTICLE 5.
DIRECTORS

*  *  *  *

Section 5.2. Number. Tenure and Resignation. The number of directors of the Corporation shall be fixed from time to time by the Board of Directors, but shall be no ~~fewer than nine and no~~ more than 15; provided, however, that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Except as may otherwise be provided in or fixed by or pursuant to the provisions of Article IV of the Corporation’s Restated Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Corporation’s Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, the directors elected at or prior to the annual meeting of shareholders in 2010 shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, with each class of directors to serve for a term expiring at the annual meeting of shareholders held in the third year following the year of their election and until their successors are elected and qualified, subject to earlier death, resignation or removal. ~~as determined by the Board of Directors, one class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 1996, another class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 1997, and another class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 1998, with each class to hold office until its successor is elected and qualified.~~   At each annual meeting of the shareholders after the annual meeting of shareholders in 2010 and except as may otherwise be provided in or fixed by or pursuant to the provisions of Article IV of the Corporation’s Restated Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Corporation’s Common Stock as to dividends or upon liquidation to elected directors under specified circumstances, the directors shall be elected for terms expiring at the next annual meeting of shareholders and until their successors are elected and qualified, subject to earlier death, resignation or removal; provided that the directors elected at or prior to the 2010 annual meeting of shareholders shall continue to serve until their terms expire. ~~the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election~~.  In each case, directors shall hold office until their successors are elected and qualified.

Advance notice of shareholder nominations for the election of directors shall be given in the manner provided in Section 5.3 of this Article 5.

Except as may otherwise be provided in or fixed by or pursuant to the provisions of Article IV of the Corporation’s Restated Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Corporation’s Common Stock as to dividends or upon liquidation to elect directors under specified circumstances: (i) newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than quorum of the Board of Directors, (ii) any director elected in accordance with the preceding clause (i) shall hold office until the next annual meeting of shareholders ~~for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred~~ and until such director’s successor shall have been elected and qualified and (iii) no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Except as may otherwise be provided in or fixed by or pursuant to the provisions of Article IV of the Corporation’s Restated Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Corporation’s Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office, with or without cause, only by the affirmative vote of the holders of at least a majority~~80%~~ of the combined voting power of the then outstanding shares of the Corporation’s stock entitled to vote generally (as defined in Article VII of the Corporation’s Restated Certificate of Incorporation), voting together as a single class.

A-2

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to vote your proxy. Voting is available through 11:59 P.M.
Eastern Time the day prior to the shareholder meeting date. Have your proxy card in hand when you access the web site.

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

[Shareowner address]
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to vote your proxy. Voting is available through
11:59 P.M. Eastern Time the day prior to the shareholder meeting date. Have your proxy card in hand when you call.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # à

NAME OGE Energy Corp. Common Stock	SHARES PAGE 1 of 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends that you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors Nominees	☐	☐	☐
01 James H. Brandi 02 Luke R. Corbett 03 Peter B. Delaney
The Board of Directors recommends you vote FOR the following proposal(s):					For	Against	Abstain

2. Amendments to the Restated Certificate of Incorporation and By-laws to provide for the annual election of directors.					☐	☐	☐
3. Ratification of the appointment of Ernst & Young LLP as the Company’s principal independent accountants for 2010.					☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

For address change/comments, mark here.			☐
(see reverse for instructions)	Yes	No

Please indicate if you plan to attend this meeting	☐	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.

SHARES CUSIP #
Signature [PLEASE SIGN WITHIN BOX]	Date	JOB #	Signature [ PLEASE SIGN WITHIN BOX ]	Date	SEQUENCE #

LOCATION OF THE NATIONAL COWBOY
AND WESTERN HERITAGE MUSEUM
1700 Northeast 63rd Street, Oklahoma City,
Oklahoma

East Bound or West Bound I-44
Exit to Martin Luther King Ave., continuing north
approximately .2 miles. Proceed west on
Northeast 63rd Street .5 miles to National
Cowboy and Western Heritage Museum.

It is important that your shares are
represented at this meeting, whether or not
you attend the meeting in person. To make
sure your shares are represented, we urge
you to vote by Internet, telephone, or
complete and mail the proxy card above.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

Annual Meeting of OGE Energy Corp. Shareowners Thursday, May 20, 2010 10:00 a.m. National Cowboy and Western Heritage Museum

The undersigned hereby appoints Peter B. Delaney, Luke R. Corbett and Robert Kelley, and each of them severally, with full power of substitution and with full power to act with or without the other, as the proxies of the undersigned to represent and to vote all shares of stock of OGE Energy Corp. held of record by the undersigned on March 22, 2010, at the Company’s Annual Meeting of Shareowners to be held on May 20, 2010, and at all adjournments thereof, on all matters coming before said meeting.

THIS PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ON THE REVERSE SIDE OF THIS PROXY CARD, FOR THE AMENDMENTS TO THE RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S PRINCIPAL INDEPENDENT ACCOUNTANTS FOR 2010.

PLEASE VOTE BY INTERNET, TELEPHONE, OR MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. Unless you attend and vote in person, you MUST vote by Internet, telephone, or sign and return your proxy in order to have your shares voted at the meeting.

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) (Continued and to be marked, dated and signed on the other side)